Exhibit 99.1

First Bancorp. Announces Earnings for the Quarter and Year Ended December 31, 2017

2017 Fourth Quarter Highlights and Comparison with Third Quarter

  Net income of $24.2 million for the fourth quarter, or $0.11 per diluted share, compared to a net loss of $10.8 million, or $0.05 per diluted share, for the third quarter of 2017. Financial results for the fourth and third quarters of 2017 include charges to the provision for loan and lease losses of $4.8 million ($2.9 million after-tax) and $66.5 million ($40.7 million after-tax), respectively, related to the estimate of inherent losses resulting from the impact of Hurricanes Maria and Irma.
  On a non-GAAP basis, adjusted net income of $28.1 million (which excludes Special Items, which are discussed below and consist of storm-related charges and other items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts), compared to adjusted net income of $27.4 million for the third quarter of 2017.
  Net interest income decreased by $0.6 million to $122.3 million, compared to $122.8 million for the third quarter of 2017, primarily due to a reduction in the average balance of commercial loans and a decrease in the average balance and yield of U.S. agency mortgage-backed securities (“MBS”).
  Net interest margin was 4.26% compared to 4.33% for the third quarter of 2017, primarily reflecting higher levels of liquidity during the fourth quarter of 2017.
  Provision for loan and lease losses decreased by $49.3 million to $25.7 million, compared to $75.0 million for the third quarter of 2017. A $4.8 million incremental provision expense related to the impact of the storms was recorded during the fourth quarter, primarily due to an increase in estimated losses associated with storm events for its commercial and construction loan portfolios. On a non-GAAP basis (excluding storm-related charges), adjusted provision for loan and lease losses of $20.9 million, compared to an adjusted provision of $8.5 million for the third quarter.
  Non-interest income decreased by $3.7 million to $15.0 million compared to $18.6 million for the third quarter of 2017, primarily due to the effect in the third quarter of a $1.4 million gain on the repurchase and cancellation of $7.3 million in trust preferred securities. In addition, revenues from mortgage banking activities decreased by $1.2 million and service charges on deposit accounts decreased by $0.9 million, both adversely affected by the drop in business activity due to the storms.
  Non-interest expenses decreased by $0.5 million to $85.1 million, compared to $85.6 million for the third quarter of 2017, primarily reflecting reductions in professional service fees and credit and debit card processing expenses. Non-interest expenses for the fourth quarter of 2017 include $1.9 million of storm-related expenses, including insurance deductibles related to damages assessed on certain other real estate owned (“OREO”) properties and estimated storm-related costs not recoverable under insurance policies, compared to $0.6 million for the third quarter of 2017.
  Income tax expense of $2.2 million, compared to income tax benefit of $8.4 million for the third quarter of 2017, a variance mainly related to the income tax benefit recorded in the third quarter associated with the aforementioned storm-related charges and a final year-end tax provision that resulted in a lower than previously estimated effective tax rate for the year.

  Credit quality variances:
    Non-performing assets increased in the quarter by $9.9 million, to $650.6 million as of December 31, 2017, primarily from the identification of storm-impacted commercial credits.
    Non-performing loan inflows amounted to $58.3 million, compared to inflows of $103.9 million in the third quarter of 2017.
    A net charge-off rate of 1.12%, compared to 0.80% for the third quarter of 2017, an increase driven by charge-offs totaling $8.3 million taken on two collateral-dependent commercial and construction loans in Puerto Rico.
  Total deposits, excluding brokered certificates of deposit (“CDs”) and government deposits, increased in the quarter by $377.0 million to $7.2 billion as of December 31, 2017, reflecting increases of $291.4 million and $91.9 million in Puerto Rico and the Virgin Island regions, respectively, partially offset by a decrease of $6.2 million in the Florida region. The most significant increase was in noninterest-bearing demand deposits, which grew 16%, or $247.5 million, in the fourth quarter, which in part reflects the effect of payment deferral programs and disaster relief funds.
  Brokered CDs decreased in the quarter by $104.8 million to $1.2 billion as of December 31, 2017.
  Government deposits decreased in the quarter by $15.5 million to $652.0 million as of December 31, 2017, primarily due to a reduction in balances of transactional accounts of certain municipalities in Puerto Rico.
  Total loans decreased in the quarter by $21.3 million to $8.9 billion as of December 31, 2017. The decrease reflects reductions of $53.6 million and $24.0 million in the Puerto Rico and the Virgin Island regions, respectively, primarily in commercial and industrial loans, partially offset by a $56.2 million growth in the Florida region.
  Total loan originations, including refinancings, renewals and draws from existing commitments (excluding credit card utilization activity), of $546.0 million for the fourth quarter of 2017, compared to $589.7 million for the third quarter of 2017. The decrease was reflected in all major loan categories, including decreases of $23.4 million, $19.3 million, and $1.1 million in consumer, residential mortgage, and commercial and construction loan originations, respectively, adversely affected, among other things, by the initial drop in business activity after the storms.
  As of December 31, 2017, the Corporation had $214.5 million of direct exposure to loans and obligations of the Commonwealth of Puerto Rico government and instrumentalities, of which $184.6 million, or 86%, represented exposure to municipalities, which is supported by assigned property tax revenues, compared to total exposure of $214.8 million as of September 30, 2017, of which $184.6 million, or 86%, represented exposure to municipalities.
  Total capital, common equity Tier 1 capital, Tier 1 capital, and leverage ratios calculated under the transition provisions of the Basel III rules of 22.53%, 18.96%, 18.97%, and 14.03%, respectively, as of December 31, 2017. Tangible common equity ratio of 14.65% as of December 31, 2017.

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--January 29, 2018--First BanCorp. (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported net income of $24.2 million for the fourth quarter of 2017, or $0.11 per diluted share, compared to a net loss of $10.8 million, or $0.05 per diluted share, for the third quarter of 2017 and net income of $23.9 million, or $0.11 per diluted share, for the fourth quarter of 2016.

For the year ended December 31, 2017, the Corporation reported net income of $67.0 million, or $0.30 per diluted share, compared to $93.2 million, or $0.43 per diluted share, for the year ended December 31, 2016.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp., commented: “We are quite pleased with our results for the fourth quarter and fiscal year end 2017. Notwithstanding the uncertain macroeconomic backdrop in Puerto Rico, which was further affected by Hurricanes Irma and Maria in September, our institution continues to improve performance metrics and demonstrate the strength of its earnings capabilities. We generated net income for the fourth quarter of $24.2 million, or $0.11 per diluted share, and $67.0 million, or $0.30 per diluted share for the year. Fiscal year results were affected by the hurricanes, including the $66.5 million storm-related provision in the third quarter and $4.8 million in the fourth quarter as well as impact to overall business volumes. Adjusted pre-tax pre-provision income reached $218 million for 2017, a $10 million increase over 2016.

Despite the continued impact of the hurricanes, our fourth quarter and fiscal year 2017 results demonstrate the strength of our franchise. Loan origination volumes in Puerto Rico and the Virgin Islands have been affected by the hurricanes while our steady growth in Florida continues to support our balance sheet. For the year prior to the hurricanes impact, we were averaging over $920 million in origination and renewal volume per quarter compared to an average $640 million over the past two quarters, we expect this to increase in the later part of 2018. During the fourth quarter, deposits net of government and brokered increased by $377 million; $247 million of this increase was noninterest-bearing deposits, mostly in Puerto Rico. Our nonperforming assets increased by $9.9 million related to storm-impacted commercial credits. Since December 31, 2016, we have reduced nonperforming assets by $83.9 million. We will have a better sense of the impact of the storms on our borrowers following the moratorium in the first quarter. While we continue monitoring the impact of the storms on our economy and our customers, we remain confident that our participation in the rebuilding efforts in Puerto Rico will drive better results in 2018.

On the capital front, during the course of 2017 we repurchased $7.3 million of our trust preferred securities; we successfully completed three secondary offerings, through which our private equity owners reduced their positions to below 5% each and the U.S. Treasury exited its position; we continue paying dividends on our preferred stock; and the Federal Reserve lifted the Written Agreement. We continue growing our capital base and at year end our tangible book value per common share grew to $8.28.

Our leadership team is committed to continuing to enhance shareholder value as we rebuild and navigate the Puerto Rico and Virgin Islands economic turnaround and continue to grow our Florida franchise.”

IMPACT ON FINANCIAL RESULTS RELATED TO HURRICANES IRMA AND MARIA

During the fourth quarter of 2017, the Corporation continued to deal with the impact of hurricanes Irma and Maria that hit the Eastern Caribbean region and Puerto Rico in September and caused widespread property damage, flooding, power outages, and water and communication service interruptions, and severely disrupted normal economic activity in these regions. The Corporation continued normalizing its operations after the impact of the storms and have now returned close to their pre-storm levels.

A summary of the more significant financial repercussions of these natural disasters on the Corporation is as follows:

As of the end of the third quarter of 2017, the Corporation established a $66.5 million provision for loan losses directly related to the initial estimate, based on available information, of inherent losses resulting from the impact of the storms. During the fourth quarter of 2017, loan officers performed reviews of the storms’ impact on large commercial borrowers, and the results of these reviews were factored into the determination of the allowance for loan and lease losses as of December 31, 2017. The Corporation recorded a provision expense of $4.8 million during the fourth quarter related to the impact of the storms, primarily related to an increase in estimated losses associated with storm events for its commercial and construction loan portfolios. The individual assessment of the storm impact on commercial customers also resulted in downgrades in the credit risk classification of certain loans. Adversely classified commercial and construction loans increased during the fourth quarter by $106.7 million to $474.2 million as of December 31, 2017. The storm-related allowance increased from $66.5 million as of September 30, 2017 to $68.4 million as of December 31, 2017 (net of a $2.9 million charge-off taken on a storm-impacted credit during the fourth quarter). As the Corporation acquires additional information on overall economic prospects in the storm-affected areas and the performance of consumer credits that had been under payment deferral programs and obtains further assessments of individual borrowers, the loss estimate will be revised as needed.

There was a $16.4 million increase in total non-performing loans during the fourth quarter of 2017, primarily related to storm-impacted commercial and construction credits. Refer to the Credit Quality – Non-performing Assets discussion below for additional information about early delinquency statistics and payment deferral programs established by the Corporation to assist individuals and businesses affected by the recent storms.

The Corporation implemented its disaster response plan as these storms approached its service areas. To operate in disaster response mode, the Corporation incurred expenses for, among other things, buying diesel and generators for electric power, debris removal, security matters, and emergency communication with customers regarding the status of Bank operations. The disaster response plan costs combined with the payroll and rental costs during the idle time caused by the storms totaled $6.6 million as of December 31, 2017. Also, certain of the Corporation's facilities and their contents were damaged by the storms. The Corporation has recognized asset impairments of approximately $0.6 million as of December 31, 2017.

The Corporation maintains insurance for casualty losses as well as for disaster response costs and certain revenue lost through business interruption. Management believes that recovery of $4.8 million of the $7.2 million above mentioned costs and asset impairments identified as of December 31, 2017 is probable. Accordingly, a receivable of $4.8 million was included in other assets as of December 31, 2017 for the expected recovery. Non-interest expenses for the fourth and third quarters of 2017 reflects approximately $1.9 million and $0.6 million, respectively, of insurance deductibles related to damages assessed on certain OREO properties and estimated storm-related costs not recoverable under insurance policies, partially offset by expected insurance recoveries recognized in the fourth and third quarters of 2017 of $0.2 million and $1.7 million, respectively, for compensation and rental costs that the Corporation incurred when Hurricanes Irma and Maria precluded employees from working during 2017.

EARNINGS HIGHLIGHTS

The financial results for the fourth and third quarters of 2017 and the fourth quarter of 2016 included the following items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts (the “Special Items”):

Quarter ended December 31, 2017

  A $6.8 million ($4.1 million after-tax) impact related to Hurricanes Irma and Maria, which includes the following items: a $4.8 million charge to increase the storm-related allowance for loan losses and approximately $1.9 million of non-interest expenses associated with insurance deductibles related to damages assessed on certain OREO properties and estimated storm-related costs not recoverable under insurance policies. The $6.8 million impact was partially offset in the consolidated financial results by expected insurance recoveries of $0.2 million for rental costs that the Corporation incurred when Hurricanes Irma and Maria precluded the utilization of certain facilities during the fourth quarter.

Quarter ended September 30, 2017

  A $67.1 million ($41.0 million after-tax) impact related to Hurricanes Irma and Maria, which includes the following items: a $66.5 million charge to establish a storm-related provision for loan losses and approximately $0.6 million of non-interest expenses associated with storm relief efforts and assistance to employees. The $67.1 million impact was partially offset in the consolidated financial results by expected insurance recoveries of $1.7 million for compensation and rental costs that the Corporation incurred when Hurricanes Irma and Maria precluded employees from working during September.
  A $1.4 million gain on the repurchase and cancellation of $7.3 million in trust preferred securities reflected in the statement of operations set forth below as “Gain on early extinguishment of debt.” The Corporation repurchased and cancelled the repurchased trust preferred securities, resulting in a commensurate reduction in the related Floating Rate Junior Subordinated Debenture. The Corporation’s purchase price equated to 81% of the $7.3 million par value. The 19% discount, plus accrued interest, resulted in the gain of $1.4 million. The gain, realized at the holding company level, has no effect on the income tax expense in 2017.
  Costs of $0.1 million associated with a secondary offering of the Corporation’s common stock by certain of our existing stockholders completed in the third quarter of 2017. The costs, incurred at the holding company level, had no effect on the income tax expense in 2017.

Quarter ended December 31, 2016

  Charge to the provision for loan and lease losses of $1.8 million ($1.1 million after-tax) related to the sale of a $16.3 million pool of non-performing assets, mostly comprised of non-performing commercial loans.
  Gain of $1.5 million ($1.2 million after-tax) from recovery of a residual CMO previously written off once the trust was liquidated in the fourth quarter of 2016.
  Brokerage and insurance commissions of $1.7 million ($1.0 million after-tax) net of incentive costs, primarily from the sale of large fixed annuities contracts.
  Adjustment of $2.7 million ($1.7 million after-tax) recorded to reduce the credit card rewards program liability due to the expiration of reward points earned by customers up to September 2013 (the conversion date of the credit card portfolio acquired from FIA in May 2012).
  Costs of $0.6 million associated with a secondary offering of the Corporation’s common stock by certain of the existing stockholders. The costs, incurred at the holding company level, had no effect on the income tax expense in 2016.

The following table reconciles for the fourth and third quarters of 2017 and the fourth quarter of 2016 the reported net income (loss) to adjusted net income, a non-GAAP financial measure that excludes the Special Items identified above:

	Quarter Ended	Quarter Ended	Quarter Ended
(In thousands)	December 31, 2017	September 30, 2017	December 31, 2016

Net income (loss), as reported (GAAP)	$24,169	$(10,752)	$23,858
Adjustments:
Storm-related provision for loan and lease losses	4,814	66,490	-
Storm-related expenses	1,945	599	-
Idle time payroll and rental costs insurance recovery	(157)	(1,662)	-
Charge to the provision related to sale of the $16.3 million pool of non-performing assets	-	-	1,799
Gain from recovery of investments previously written off	-	-	(1,547)
Gain on repurchase and cancellation of trust preferred securities	-	(1,391)	-
Brokerage and insurance commissions, primarily from sale of large			-
fixed annuities contracts, net of incentive costs	-	-	(1,692)
Adjustment to reduce the credit card rewards liability due to			-
unusually large customer forfeitures	-	-	(2,732)
Secondary offering costs	-	118	590
Income tax impact of adjustments (1)	(2,636)	(26,048)	1,333
Adjusted net income (Non-GAAP)	$28,135	$27,354	$21,609

(1) See Basis of Presentation for the individual tax impact for each reconciling item.

This press release includes certain non-GAAP financial measures, including adjusted net income, adjusted provision for loan and lease losses, adjusted non-interest income, adjusted non-interest expenses, adjusted pre-tax, pre-provision income, adjusted net interest income and margin, certain capital ratios, and certain other financial measures that exclude the effect of items that management identifies as Special Items because they are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts, and should be read in conjunction with the discussion below in “Basis of Presentation – Use of Non-GAAP Financial Measures” and the accompanying tables (Exhibit A), which are an integral part of this press release.

INCOME (LOSS) BEFORE INCOME TAXES AND RECONCILIATION TO ADJUSTED PRE-TAX, PRE-PROVISION INCOME (NON-GAAP)

Income before income taxes for the fourth quarter of 2017 amounted to $26.4 million, compared to a loss before income taxes of $19.2 million for the third quarter of 2017. The following table reconciles income (loss) before income taxes to adjusted pre-tax, pre-provision income for the last five quarters. Adjusted pre-tax, pre-provision income for the fourth quarter of 2017 amounted to $53.9 million, up $0.3 million from the third quarter of 2017:

(Dollars in thousands)	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2017	2017	2017	2017	2016

Income (loss) before income taxes (GAAP)	$26,377	$(19,150)	$37,288	$17,468	$37,198
Add: Provision for loan and lease losses	25,703	75,013	18,096	25,442	23,191
(Less)/Add: Net (gain) loss on investments and impairments	-	-	(371)	12,231	-
Less: Gain on early extinguishment of debt	-	(1,391)	-	-	-
Less: Storm-related idle time payroll and rental costs insurance recovery	(157)	(1,662)	-	-	-
Add: Storm-related expenses not recoverable
under insurance policies	1,009	599	-	-	-
Add: Storm-related insurance deductibles
related to damages assessed on OREO properties	936	-	-	-	-
Add/(Less): Unrealized loss (gain) on derivative instruments	-	-	-	1	(1)
Less: Brokerage and insurance commissions, primarily from sales of
large fixed annuities contracts, net of incentive costs	-	-	-	-	(1,692)
Less: Gain from recovery of investments previously written off	-	-	-	-	(1,547)
Less: Adjustment to reduce the credit card rewards liability due to
unusually large customer forfeitures	-	-	-	-	(2,732)
Add: Secondary offering costs	-	118	-	274	590
Adjusted pre-tax, pre-provision income (Non-GAAP) (1)	$53,868	$53,527	$55,013	$55,416	$55,007

Change from most recent prior quarter (amount)	$341	$(1,486)	$(403)	$409	$4,806
Change from most recent prior quarter (percentage)	0.6%	-2.7%	-0.7%	0.7%	9.6%

(1) See Basis of Presentation for additional information.

Adjusted pre-tax, pre-provision income is a non-GAAP financial measure that management believes is useful to investors in analyzing the Corporation’s performance and trends. This metric is income (loss) before income taxes adjusted to exclude the provision for loan and lease losses, gains or losses on sales of investment securities and impairments, and fair value adjustments on derivatives. In addition, from time to time, earnings are adjusted also for Special Items because management believes these items are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts (for additional information about this non-GAAP financial measure, see Basis of Presentation - Adjusted Pre-Tax, Pre-Provision Income).

NET INTEREST INCOME

Net interest income, excluding fair value adjustments on derivatives (“valuations”), and net interest income on a tax-equivalent basis are non-GAAP financial measures. See Basis of Presentation – Net Interest Income, Excluding Valuations, and on a Tax-Equivalent Basis below for additional information. The following table reconciles net interest income in accordance with GAAP to net interest income excluding valuations, and net interest income on a tax-equivalent basis for the last five quarters. The table also reconciles net interest spread and net interest margin on a GAAP basis to these items excluding valuations, and on a tax-equivalent basis.

(Dollars in thousands)
	Quarter Ended
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Net Interest Income
Interest income - GAAP	$147,826	$147,995	$147,374	$145,228	$143,954
Unrealized loss (gain) on
derivative instruments	-	-	-	1	(1)
Interest income excluding valuations	147,826	147,995	147,374	145,229	143,953
Tax-equivalent adjustment	2,850	3,147	4,128	3,610	2,492
Interest income on a tax-equivalent basis excluding valuations	$150,676	$151,142	$151,502	$148,839	$146,445

Interest expense - GAAP	25,560	25,163	23,470	22,679	22,890

Net interest income - GAAP	$122,266	$122,832	$123,904	$122,549	$121,064

Net interest income excluding valuations - Non-GAAP	$122,266	$122,832	$123,904	$122,550	$121,063

Net interest income on a tax-equivalent basis and excluding valuations - Non-GAAP	$125,116	$125,979	$128,032	$126,160	$123,555

Average Balances
Loans and leases	$8,806,036	$8,855,406	$8,863,529	$8,862,271	$8,860,094
Total securities, other short-term investments and interest-bearing cash balances	2,593,716	2,395,298	2,336,986	2,375,060	2,346,243
Average interest-earning assets	$11,399,752	$11,250,704	$11,200,515	$11,237,331	$11,206,337

Average interest-bearing liabilities	$8,411,399	$8,404,242	$8,327,615	$8,456,848	$8,465,415

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.14%	5.22%	5.28%	5.24%	5.11%
Average rate on interest-bearing liabilities - GAAP	1.21%	1.19%	1.13%	1.09%	1.08%
Net interest spread - GAAP	3.93%	4.03%	4.15%	4.15%	4.03%
Net interest margin - GAAP	4.26%	4.33%	4.44%	4.42%	4.30%

Average yield on interest-earning assets excluding valuations - Non-GAAP	5.14%	5.22%	5.28%	5.24%	5.11%
Average rate on interest-bearing liabilities excluding valuations - Non-GAAP	1.21%	1.19%	1.13%	1.09%	1.08%
Net interest spread excluding valuations - Non-GAAP	3.93%	4.03%	4.15%	4.15%	4.03%
Net interest margin excluding valuations - Non-GAAP	4.26%	4.33%	4.44%	4.42%	4.30%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations - Non-GAAP	5.24%	5.33%	5.43%	5.37%	5.20%
Average rate on interest-bearing liabilities excluding valuations - Non-GAAP	1.21%	1.19%	1.13%	1.09%	1.08%
Net interest spread on a tax-equivalent basis and excluding valuations - Non-GAAP	4.03%	4.14%	4.30%	4.28%	4.12%
Net interest margin on a tax-equivalent basis and excluding valuations - Non-GAAP	4.35%	4.44%	4.58%	4.55%	4.39%

Net interest income for the fourth quarter of 2017 amounted to $122.3 million, a decrease of $0.6 million when compared to net interest income of $122.8 million for the third quarter of 2017. The decrease in net interest income was mainly due to:

  A $0.8 million decrease in interest income on commercial and construction loans primarily related to a $37.9 million decrease in the total average balance of these portfolios and higher interest income reversals on loans placed on nonaccrual status during the fourth quarter, partially offset by the upward repricing of variable rate commercial loans.
  A $0.5 million decrease in interest income on U.S. agency MBS associated with both a $38.6 million decrease in the average balance and a $0.2 million increase in the premium amortization expense resulting from higher prepayment rates used to forecast future cash flows.
  A $0.4 million increase in interest expense primarily related to the effect of higher market interest rates on the cost of new brokered CDs.
  A $0.2 million decrease in interest income on consumer loans primarily related to a decrease in late payment fees on credit cards. The Corporation did not assess late charges during the fourth quarter to credit card customers that qualified for the automatic three-month deferred repayment arrangements provided across-the-board to credit card customers that were current in their payments as of the date of Hurricanes Irma and Maria.

Partially offset by:

  A $0.8 million increase in interest income from deposits maintained at the Federal Reserve Bank primarily due to a $230.3 million increase in the average balance and, to a lesser extent, the effect of the increase in the Federal Funds target rate in mid-December 2017.
  A $0.3 million increase in interest income on residential mortgage loans primarily related to lower inflows of loans to non-performing status, as compared to the third quarter.
  A $0.1 million increase in dividend income from investments in FHLB stock.

Net interest margin was 4.26%, down 7 basis points from the third quarter of 2017. The decrease in the net interest margin was mainly related to higher levels of liquidity aligned with the increase in the average balance of the non-interest bearing deposit base, resulting in a margin compression of approximately 6 basis points.

PROVISION FOR LOAN AND LEASE LOSSES

The provision for loan and lease losses for the fourth quarter of 2017 was $25.7 million, compared to $75.0 million for the third quarter of 2017. As mentioned above, the provision for the fourth and third quarters of 2017 included charges of $4.8 million and $66.5 million, respectively, directly related to the estimate of inherent losses resulting from the impact of Hurricanes Irma and Maria.

As noted above, reviews of the storms’ impact on large commercial and construction borrowers were performed during the fourth quarter of 2017, and the results were factored into the determination of the allowance as of December 31, 2017. There was a provision expense of $4.8 million recorded during the fourth quarter related to the impact of the storms, primarily related to an increase in estimated losses associated with storm events for its commercial and construction loan portfolios. The individual assessment of the storm impact on commercial customers also resulted in downgrades in the credit risk classification of certain loans. As the Corporation acquires additional information on overall economic prospects in the storm-affected areas and the performance of consumer credits that had been under payment deferral programs and obtains further assessments of individual borrowers, the loss estimate will be revised as needed.

On a non-GAAP basis (excluding the storm-related charges), the adjusted provision for loan and lease losses for the fourth quarter of $20.9 million increased $12.4 million, compared to the adjusted provision of $8.5 million for the third quarter of 2017. The $12.4 million increase in the adjusted provision for loan and lease losses was driven by the following variances:

  A $7.0 million adjusted provision for commercial and construction loans recorded in the fourth quarter, compared to an adjusted net loan loss reserve release of $10.1 million in the third quarter. The provision recorded in the fourth quarter was primarily related to charge-offs taken on collateral- dependent impaired loans. The adjusted net reserve release in the third quarter was primarily related to lower specific reserve requirements for two commercial loans classified as impaired in the third quarter as well as improvements in historical loss rates used for the general reserve calculation.

Partially offset by:

  A $3.2 million decrease in the adjusted provision for residential mortgage loans, primarily related to lower charges to reserves for troubled debt restructurings (“TDRs”) in the fourth quarter.
  A $1.5 million decrease in the adjusted provision for consumer loans, mainly related to lower levels of personal and small loans delinquency. The automatic three-month deferred repayment arrangements provided across-the-board to all consumer borrowers current in their payments, or no more than two payments in arrears as of the date of the respective hurricane, prevented loans to increase their level of delinquency during the fourth quarter.

See Credit Quality and Basis of Presentation below for additional information regarding the allowance for loan and lease losses, including variances in net charge-offs, and the reconciliation of the provision for loan and lease losses in accordance with GAAP to the adjusted provision for loan and lease losses that excludes the storm-related provision for loan and lease losses.

NON-INTEREST INCOME

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands)	2017	2017	2017	2017	2016

Service charges on deposit accounts	$4,924	$5,797	$5,803	$5,790	$5,759
Mortgage banking activities	1,912	3,117	4,846	3,616	5,304
Net gain (loss) on investments and impairments	-	-	371	(12,231)	1,547
Gain on early extinguishment of debt	-	1,391	-	-	-
Other operating income	8,114	8,340	9,529	11,068	10,951
Non-interest income	$14,950	$18,645	$20,549	$8,243	$23,561

Non-interest income for the fourth quarter of 2017 amounted to $15.0 million, compared to $18.6 million for the third quarter of 2017. Non-interest income for the third quarter of 2017 includes the $1.4 million gain on the repurchase and cancellation of $7.3 million of trust preferred securities.

The GAAP non-interest income of $15.0 million for the fourth quarter of 2017 decreased $2.3 million, compared to the adjusted non-interest income of $17.3 million for the third quarter of 2017. The adjusted non-interest income for the third quarter of 2017 is a non-GAAP number that excludes the aforementioned $1.4 million gain on the repurchase and cancellation of trust preferred securities. The $2.3 million decrease was primarily due to:

  A $1.2 million decrease in revenues from mortgage banking activities driven by lower conforming loan origination and sale volumes reflecting the drop in business activity due to the storms. Total loans sold in the secondary market to U.S. government-sponsored entities amounted to $52.8 million with a related net gain of $1.4 million, net of To-Be-Announced MBS (“TBAs”) hedges losses of $54 thousand, in the fourth quarter of 2017, compared to $85.1 million with a related net gain of $2.4 million, net of TBAs hedges losses of $0.3 million, in the third quarter of 2017.
  A $0.9 million decrease in service charges on deposits primarily related to a decline in the number of returned items, overdraft and cash management transactions adversely affected by business activity disruptions caused by Hurricanes Irma and Maria.
  A $0.3 million decrease in merchant-related income, included as part of “Other operating income” in the above table.
  Transaction fee income from POS and credit and debit cards, included as part of “Other operating income” in the above table, decreased by $0.4 million. However, this was offset by a $0.4 million increase in ATMs fee income.

NON-INTEREST EXPENSES

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands)	2017	2017	2017	2017	2016

Employees' compensation and benefits	$ 37,655	$ 37,128	$ 38,409	$ 38,653	$ 37,652
Occupancy and equipment	15,067	13,745	13,759	14,088	14,045
Deposit insurance premium	3,054	3,179	3,721	3,771	3,920
Other insurance and supervisory fees	1,363	1,174	1,134	1,138	987
Taxes, other than income taxes	3,366	3,763	3,745	3,676	3,664
Professional fees:
Collections, appraisals and other credit related fees	2,341	2,295	2,452	2,072	2,344
Outsourcing technology services	5,088	5,403	5,398	5,354	5,435
Other professional fees	3,721	4,325	3,950	3,530	3,583
Credit and debit card processing expenses	3,078	3,737	3,566	2,831	3,533
Business promotion	2,768	3,244	3,192	3,281	199
Communications	1,374	1,603	1,628	1,543	1,515
Net loss on OREO operations	2,201	1,351	3,369	4,076	2,399
Other	4,060	4,667	4,746	3,869	4,960
Total	$ 85,136	$ 85,614	$ 89,069	$ 87,882	$ 84,236

Non-interest expenses in the fourth quarter of 2017 amounted to $85.1 million, a decrease of $0.5 million from $85.6 million in the third quarter of 2017. Non-interest expenses for the fourth quarter of 2017 include insurance deductibles related to damages assessed on certain OREO properties damaged by Hurricane Maria and estimated storm-related costs not recoverable under insurance policies totaling $1.9 million, of which $0.9 million, $0.6 million, and $0.4 million is included as part of “Net loss on OREO operations,” “Occupancy and equipment,” and “Business promotion,” respectively, in the above table. Furthermore, expected insurance recoveries of $0.2 million related to rental costs that the Corporation incurred when Hurricanes Irma and Maria precluded the use of certain facilities during the fourth quarter of 2017 were recognized as an offset to “Occupancy and equipment” expenses in the above table.

For the third quarter of 2017, non-interest expenses include costs of $0.6 million associated with storm relief efforts and assistance to employees, included as part of “Business promotion” in the above table, and $0.1 million of professional service fees incurred in connection with a secondary offering of the Corporation’s common stock by certain of our existing stockholders. Furthermore, expected insurance recoveries of $1.7 million for employees’ compensation and rental costs that the Corporation incurred when Hurricanes Irma and Maria precluded employees from working during September were recognized as an offset to non-interest expenses ($1.4 million as an offset to “Employees’ compensation and benefits” expenses and $0.3 million as an offset to “Occupancy and equipment” expenses in the above table).

On a non-GAAP basis, excluding the effect of the aforementioned items, adjusted non-interest expenses of $83.3 million for the fourth quarter of 2017 decreased $3.2 million, compared to adjusted non-interest expenses of $86.6 million for the third quarter of 2017. The $3.2 million decrease in adjusted non-interest expenses was primarily due to:

  A $0.9 million decrease in adjusted employees’ compensation and benefits expenses, primarily related to lower bonus and incentive-compensation accruals as well as a decrease in full-time equivalent headcount during the fourth quarter.
  A $0.8 million decrease in adjusted total professional service fees, including a decrease of $0.3 million in outsourcing technology services, a $0.3 million decrease in labor-related legal fees, and a $0.2 million decrease in consulting fees mainly associated with taxes and regulatory matters and the effect in the third quarter of certain implementation costs for new information technology systems.
  A $0.7 million decrease in credit and debit card processing expenses primarily associated with a lower volume of transactions affected by the drop in business activity after the storms.

  A $0.5 million decrease in the provision for unfunded loan commitments, included as part of “Other” in the above table, primarily related to a decrease in the unused available balance of certain lines of credit.
  A $0.4 million decrease in “Taxes, other than income taxes” in the above table primarily related to a decrease in the sales and use tax expense recorded in the fourth quarter.
  A $0.3 million decrease in adjusted business promotion expenses primarily related to a $0.7 million decline in credit card rewards program costs, partially offset by a $0.4 million increase related to the timing of advertising and sponsorship activities.
  A $0.2 million decrease in costs of communication-related matters such as telephone and postage expenses.

Partially offset by:

  A $0.6 million increase in adjusted occupancy and equipment costs, primarily related to lease-termination costs in connection with the closing of a Bank branch in Puerto Rico.

INCOME TAXES

The Corporation recorded an income tax expense of $2.2 million for the fourth quarter of 2017 compared to an income tax benefit of $8.4 million for the third quarter of 2017. The $10.6 million variance was mainly driven by the tax benefit associated with the storm-related provision recorded in the third quarter and final year-end tax accounting that resulted in a lower than previously estimated effective tax rate for the year. The decrease in effective tax rate, when compared to the third quarter of 2017 estimate, was mainly driven by changes in the deferred tax asset valuation allowance for the current year due to the realization of higher than expected deductible carryforwards that were partially reserved. The effective tax rate, excluding entities with pre-tax losses from which a tax benefit cannot be recognized and the tax benefit associated with the change in the tax status of certain subsidiaries, decreased to 15% compared to the estimated effective tax rate of 20% as of the end of the third quarter. As of December 31, 2017, the Corporation had a net deferred tax asset of $294.8 million (net of a valuation allowance of $191.2 million, including a valuation allowance of $150.7 million against the deferred tax assets of the Corporation’s banking subsidiary, FirstBank).

CREDIT QUALITY

Non-Performing Assets

(Dollars in thousands)	December 31,	September 30,	June 30,	March 31,	December 31,
	2017	2017	2017	2017	2016
Non-performing loans held for investment:
Residential mortgage	$178,291	$178,530	$155,330	$154,893	$160,867
Commercial mortgage	156,493	137,059	122,035	174,908	178,696
Commercial and Industrial	85,839	84,317	65,575	77,972	146,599
Construction	52,113	46,720	47,391	48,468	49,852
Consumer and Finance leases	16,818	26,506	21,082	21,325	24,080
Total non-performing loans held for investment	489,554	473,132	411,413	477,566	560,094

OREO	147,940	152,977	150,045	137,784	137,681
Other repossessed property	4,802	6,320	5,588	6,235	7,300
Other assets (1)	-	-	-	17,531	21,362
Total non-performing assets, excluding loans held for sale	$642,296	$632,429	$567,046	$639,116	$726,437

Non-performing loans held for sale	8,290	8,290	8,079	8,079	8,079
Total non-performing assets, including loans held for sale (2)	$650,586	$640,719	$575,125	$647,195	$734,516

Past-due loans 90 days and still accruing (3)	$160,725	$140,656	$131,246	$143,089	$135,808
Non-performing loans held for investment to total loans held for investment	5.53%	5.33%	4.64%	5.41%	6.30%
Non-performing loans to total loans	5.60%	5.41%	4.71%	5.48%	6.36%
Non-performing assets, excluding non-performing loans held for sale,
to total assets, excluding non-performing loans held for sale	5.24%	5.20%	4.76%	5.38%	6.10%
Non-performing assets to total assets	5.31%	5.26%	4.83%	5.44%	6.16%

(1) Fair market value of bonds of the Government Development Bank for Puerto Rico ("GDB") and the Puerto Rico Public Buildings Authority prior to the sale completed during the second quarter of 2017.

(2) Purchased credit impaired ("PCI") loans of $158.2 million accounted for under ASC 310-30 as of December 31, 2017, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(3) Amount includes PCI loans with individual delinquencies over 90 days and still accruing with a carrying value as of December 31, 2017 of approximately $29.3 million, primarily related to the loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.

Variances in credit quality metrics:

  Total non-performing assets increased by $9.9 million to $650.6 million as of December 31, 2017, compared to $640.7 million as of September 30, 2017. Total non-performing loans, including non-performing loans held for sale, increased by $16.4 million from $481.4 million as of the end of the third quarter of 2017 to $497.8 million as of December 31, 2017. The increase in non-performing assets was primarily attributable to the inflow of storm-impacted commercial and construction credits in Puerto Rico and the Virgin Islands. Non-performing commercial and construction loans increased by $26.3 million, including the inflow of seven relationships with individual balances in excess of $1 million totaling $25.5 million. The increase in non-performing commercial and construction loans was partially offset by a $9.7 million decrease in non-performing consumer loans driven by charge-offs, auto repossessions, and the decline in inflows associated with the automatic three-month deferred repayment program provided across-the-board to consumer borrowers. See “Early Delinquency and Payment Deferral Programs” below for additional information.
  Inflows to non-performing loans held for investment were $58.3 million, a decrease of $45.5 million, compared to inflows of $103.9 million in the third quarter of 2017. The variance primarily reflects the effect in the previous quarter of interruptions in regular collection efforts caused by Hurricanes Irma and Maria and the impact of the three-month deferred repayment programs provided to consumer and residential mortgage borrowers. See “Early Delinquency and Payment Deferral Programs” below for additional information.
  Adversely classified commercial and construction loans held for investment increased by $106.7 million to $474.2 million as of December 31, 2017, driven by downgrades in the credit risk classification of three large commercial relationships in Puerto Rico totaling $94.6 million.
  The OREO balance decreased by $5.0 million, driven by sales of $3.1 million and adjustments to the OREO value of $3.0 million, partially offset by additions of $1.1 million in the fourth quarter.

  Total troubled debt restructuring (“TDR”) loans held for investment were $587.2 million as of December 31, 2017, up $1.4 million from September 30, 2017. Approximately $374.7 million of total TDR loans held for investment were in accrual status as of December 31, 2017.

Early Delinquency and Payment Deferral Programs

Total loans in early delinquency (i.e. 30-89 days past due loans as defined in regulatory report instructions) amounted to $244.7 million as of December 31, 2017, a decrease of $16.6 million compared to $261.3 million as of the end of the third quarter. The variances by major portfolio categories follow:

  Consumer loans in early delinquency decreased in the fourth quarter by $18.5 million to $111.2 million as of December 31, 2017, reflecting payments received and the effect of the automatic payment deferral programs established by the Corporation to assist individuals affected by the storms, as described below.
  Commercial and construction loans in early delinquency decreased in the fourth quarter by $13.1 million to $17.6 million as of December 31, 2017, reflecting a combination of both loans brought current and loans classified as non-performing during the fourth quarter.
  Residential mortgage loans in early delinquency increased in the third quarter by $15.0 million to $115.9 million as of December 31, 2017, primarily related to the migration of loans not eligible for the payment deferral programs.

In working with borrowers in the Virgin Islands and Puerto Rico affected by Hurricanes Irma and Maria, which made landfall on September 6, 2017 and September 20, 2017, respectively, the Corporation provided automatic three-month deferred repayment arrangements across-the-board to all consumer borrowers (i.e., personal loans, auto loans, finance leases and credit cards) current in their payments or no more than two payments in arrears as of the date of the respective hurricane. For residential mortgage loans, the Corporation entered during the third and fourth quarters of 2017 into deferral payment agreements on 9,588 residential mortgages totaling $1.3 billion as of December 31, 2017 that provided for a three-month payment deferral for those loans current or no more than two payments in arrears as of the date of the event. For both consumer and residential mortgage loans subject to the deferral programs, each borrower is required to begin making their regularly scheduled loan payment at the end of the deferral period and the deferred amounts were moved to the end of the loan. The payment deferral programs were applied prospectively from the date of the events and did not change the delinquency status of the loans as of such dates. For commercial and construction loans, the Corporation, on a case by case basis, entered into three-month deferral arrangements for the payment of principal on 351 commercial and construction loans totaling $1.2 billion, for customers current in their payment at the date of the event. As of December 31, 2017, residential mortgage and commercial and construction loans in early delinquency (i.e., 30-89 days past due as defined in regulatory report instructions) include $95.1 million and $3.2 million, respectively, of loans subject to the storm-related deferral programs established in Puerto Rico and the Virgin Islands.

	Quarter Ended
(Dollars in thousands)	December 31,		September 30,		June 30,	March 31,		December 31,
	2017		2017		2017	2017		2016

Allowance for loan and lease losses, beginning of period	$230,870		$173,485		$203,231	$205,603		$214,070
Provision for loan and lease losses	25,703	(1)	75,013	(2)	18,096	25,442	(3)	23,191	(6)
Net (charge-offs) recoveries of loans:
Residential mortgage	(5,341)		(6,856)		(6,076)	(7,476)		(5,487)
Commercial mortgage	(6,850)		(223)		(30,417)	(1,332)		(4,310)	(7)
Commercial and Industrial	(545)		(624)		(1,754)	(11,177)	(4)	(9,515)	(8)
Construction	(2,764)		(31)		(462)	382		(1,132)
Consumer and finance leases	(9,230)		(9,894)		(9,133)	(8,211)		(11,214)
Net charge-offs	(24,730)		(17,628)		(47,842)	(27,814)	(5)	(31,658)	(9)
Allowance for loan and lease losses, end of period	$231,843		$230,870		$173,485	$203,231		$205,603

Allowance for loan and lease losses to period end total loans held for investment (10)	2.62%		2.60%		1.96%	2.30%		2.31%
Net charge-offs (annualized) to average loans outstanding during the period	1.12%		0.80%		2.16%	1.26%		1.43%
Net charge-offs (annualized), excluding charge-offs of $10.7 million related to the sale of the PREPA credit line in the first quarter of 2017 and net charge-offs of
$4.6 million related to the sale of a $16.3 million pool of non-performing assets
in the fourth quarter of 2016, to average loans outstanding during the period	1.12%		0.80%		2.16%	0.78%		1.22%
Provision for loan and lease losses to net charge-offs during the period	1.04x		4.26x		0.38x	0.91x		0.73x
Provision for loan and lease losses to net charge-offs during the period, excluding impact of the storm-related provision in the fourth and third quarters of 2017, the impact of the sale of the PREPA credit line in the first quarter of 2017, and the sale of the $16.3 million pool of non-performing assets in
the fourth quarter of 2016	0.96x		0.48x		0.38x	1.46x		0.79x

(1) Includes a provision of $4.8 million associated with the impact of Hurricanes Irma and Maria.
(2) Includes a provision of $66.5 million associated with the impact of Hurricanes Irma and Maria.
(3) Includes a provision of $0.6 million associated with the sale of the PREPA credit line.
(4) Includes a charge-off of $10.7 million associated with the sale of the PREPA credit line.
(5) Includes the charge-off of $10.7 million associated with the sale of the PREPA credit line.
(6) Includes a provision of $1.8 million associated with the sale of the $16.3 million pool of non-performing assets.
(7) Includes net charge-offs totaling $3.0 million associated with the sale of the $16.3 million pool of non-performing assets.
(8) Includes net charge-offs totaling $1.6 million associated with the sale of the $16.3 million pool of non-performing assets.
(9) Includes net charge-offs totaling $4.6 million associated with the sale of the $16.3 million pool of non-performing assets.
(10) The ratio of allowance for loan and lease losses to total loans held for investment, excluding the storm-related allowance, was 1.85% as of both December 31, 2017 and September 30, 2017.

  The ratio of the allowance for loan and lease losses to total loans held for investment was 2.62% as of December 31, 2017, compared to 2.60% as of September 30, 2017, a slightly higher coverage driven by the overall decrease in the loan portfolio and, to a lesser extent, the above mentioned increase in the storm-related allowance. The ratio of the total allowance to non-performing loans held for investment was 47.36% as of December 31, 2017, compared to 48.80% as of September 30, 2017.

The following table sets forth information concerning the composition of the Corporation’s allowance for loan and lease losses as of December 31, 2017 and September 30, 2017 by loan category and by whether the allowance and related provisions were calculated individually for impairment purposes or through a general valuation allowance:

(Dollars in thousands)	Residential Mortgage Loans	Commercial Loans (including Commercial Mortgage, C&I, and Construction)	Consumer and Finance Leases	Total

As of December 31, 2017
Impaired loans:
Principal balance of loans, net of charge-offs	$433,434	$318,480	$38,394	$790,308
Allowance for loan and lease losses	22,086	24,159	5,165	51,410
Allowance for loan and lease losses to principal balance	5.10%	7.59%	13.45%	6.51%

PCI loans:
Carrying value of PCI loans	153,991	4,183	-	158,174
Allowance for PCI loans	10,873	378	-	11,251
Allowance for PCI loans to carrying value	7.06%	9.04%	-	7.11%

Loans with general allowance:
Principal balance of loans	2,703,532	3,486,959	1,711,503	7,901,994
Allowance for loan and lease losses	26,016	77,349	65,817	169,182
Allowance for loan and lease losses to principal balance	0.96%	2.22%	3.85%	2.14%

Total loans held for investment:
Principal balance of loans	$3,290,957	$3,809,622	$1,749,897	$8,850,476
Allowance for loan and lease losses	58,975	101,886	70,982	231,843
Allowance for loan and lease losses to principal balance	1.79%	2.67%	4.06%	2.62%

As of September 30, 2017

Impaired loans:
Principal balance of loans, net of charge-offs	$425,835	$315,187	$38,237	$779,259
Allowance for loan and lease losses	19,417	23,561	5,177	48,155
Allowance for loan and lease losses to principal balance	4.56%	7.48%	13.54%	6.18%

PCI loans:
Carrying value of PCI loans	153,609	4,185	-	157,794
Allowance for PCI loans	9,863	372	-	10,235
Allowance for PCI loans to carrying value	6.42%	8.89%	-	6.49%

Loans with general allowance:
Principal balance of loans	2,694,896	3,555,962	1,689,303	7,940,161
Allowance for loan and lease losses	27,772	76,336	68,372	172,480
Allowance for loan and lease losses to principal balance	1.03%	2.15%	4.05%	2.17%

Total loans held for investment:
Principal balance of loans	$3,274,340	$3,875,334	$1,727,540	$8,877,214
Allowance for loan and lease losses	57,052	100,269	73,549	230,870
Allowance for loan and lease losses to principal balance	1.74%	2.59%	4.26%	2.60%

Net Charge-Offs

The following table presents annualized net charge-offs to average loans held-in-portfolio:

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,		December 31,
	2017	2017	2017	2017		2016

Residential mortgage	0.66%	0.84%	0.74%	0.92%		0.67%

Commercial mortgage	1.73%	0.06%	7.42%	0.33%		1.11%	(3)

Commercial and Industrial	0.10%	0.12%	0.34%	2.07%	(1)	1.75%	(4)

Construction	7.86%	0.09%	1.19%	-1.17%		3.36%

Consumer and finance leases	2.13%	2.29%	2.13%	1.92%		2.61%

Total loans	1.12%	0.80%	2.16%	1.26%	(2)	1.43%	(5)

(1) Includes the charge-off of $10.7 million associated with the sale of the PREPA credit line. The ratio of commercial and industrial net charge-offs to average loans, excluding the charge-off associated with the sale of the PREPA credit line, was 0.08%.
(2) Includes the charge-off of $10.7 million associated with the sale of the PREPA credit line. The ratio of total net charge-offs to average loans, excluding the charge-off associated with the sale of the PREPA credit line, was 0.78%.
(3) Includes net charge-offs totaling $3.0 million associated with the sale of the $16.3 million pool of non-performing assets. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the sale of the $16.3 million pool of non-performing assets, was 0.33%.
(4) Includes net charge-offs totaling $1.6 million associated with the sale of the $16.3 million pool of non-performing assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the sale of the $16.3 million pool of non-performing assets, was 1.46%.
(5) Includes net charge-offs totaling $4.6 million associated with the sale of the $16.3 million pool of non-performing assets. The ratio of total charge-offs to average loans, excluding charge-offs associated with the sale of the $16.3 million pool of non-performing assets, was 1.22%.

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

Net charge-offs for the fourth quarter of 2017 were $24.7 million, or an annualized 1.12% of average loans, compared to $17.6 million, or an annualized 0.80% of average loans, in the third quarter of 2017. The increase of $7.1 million in net charge-offs was mainly related to:

  A $9.3 million increase in commercial and construction loan net charge-offs, primarily related to charge-offs totaling $8.3 million taken on two collateral-dependent loans in Puerto Rico. Commercial and construction loan net charge-offs were just $0.9 million for the third quarter of 2017.

Partially offset by:

  A $1.5 million decrease in residential mortgage loan net charge-offs, primarily related to a lower amount of charge-offs for loans evaluated for impairment purposes based on their respective delinquency status and loan-to-value ratio.
  A $0.7 million decrease in consumer loan net charge-offs, primarily due to lower delinquency levels reflecting the effect of the automatic three-month deferred repayment arrangements provided to consumer borrowers affected by the storms that maintained the delinquency status that existed at the date of the event until the end of the deferral period.

STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $12.3 billion as of December 31, 2017, up $87.6 million from September 30, 2017.

The increase was mainly due to:

  A $131.5 million increase in investment securities driven by purchases toward the end of the quarter of approximately $116.5 million of 7-8 Year U.S. agency callable debt securities with an average yield of 2.80% and purchases of $95.7 million of 15-Year U.S. agency MBS with an average yield of 2.57%, partially offset by $58.5 million of U.S. agency MBS (including CMOs) principal prepayments, a $9.0 million decrease in investments in FHLB stock, and a $9.7 million decrease in the fair value of available-for-sale investment securities.

Partially offset by:

  A $21.3 million decrease in total loans. The decrease consisted of reductions of $53.6 million and $24.0 million in the Puerto Rico and the Virgin Island regions, respectively, partially offset by a $56.2 million growth in the Florida region primarily reflected in the commercial and industrial portfolio.

  The decrease in total loans in the Puerto Rico region was driven by a $100.9 million decline in commercial and construction loans, primarily related to a $40.5 million loan paid off during the fourth quarter and the decrease in balances on certain revolving lines of credit, partially offset by increases of $24.2 million and $23.1 million in residential mortgage and consumer loans, respectively. The increase in residential mortgage loans in Puerto Rico was primarily driven by a $17.0 million increase in loans previously sold to GNMA that meet GNMA’s specified delinquency criteria and are eligible for repurchase. These loans increased from $45.1 million as of September 30, 2017 to $62.1 million as of December 31, 2017. The Corporation has the right but not the obligation to repurchase such loans and the accounting guidelines require the Corporation to bring those loans back to its books and record a corresponding liability.

  The reduction in total loans in the Virgin Islands reflects, among other things, the effect of a $14.3 million decrease in the balance of a pre-arranged overdraft account of a government entity.

  Total loan originations, including refinancings, renewals and draws from existing commitments (excluding credit card utilization activity), of $546.0 million for the fourth quarter of 2017, compared to $589.7 million for the third quarter of 2017, reflecting reductions in all major loan categories adversely affected by the initial sharp drop in business activity after the storms. These figures exclude the credit card utilization activity.

  Total loan originations in Puerto Rico decreased by $64.0 million to $352.9 million in the fourth quarter of 2017, compared to $417.0 million in the third quarter of 2017. The decrease in the Puerto Rico region consisted of a $25.5 million decrease in commercial and construction loan originations, a $22.9 million decrease in consumer loan originations, and a $15.7 million decrease in residential mortgage loan originations.

  Total loan originations in the Virgin Islands of $5.3 million in the fourth quarter of 2017 decreased by $2.8 million, compared to $8.1 million in the third quarter of 2017. The decrease in the Virgin Islands region consisted of a $1.0 million decrease in commercial and construction loan originations, a $0.8 million decrease in residential mortgage loan originations, and a $0.9 million decrease in consumer loan originations.

  Total loan originations in the Florida region increased by $23.1 million to $187.8 million in the fourth quarter of 2017, compared to $164.6 million in the third quarter of 2017. The increase in the Florida region consisted of a $25.4 million increase in commercial and construction loan originations and a $0.5 million increase in consumer loan originations, partially offset by a $2.8 million decrease in residential mortgage loan originations.

  A $20.8 million decrease in cash and cash equivalents, largely driven by liquidity invested in the above mentioned purchases of U.S. agency investment securities and funds used to pay short-term FHLB advances obtained in the previous quarter, almost entirely offset by funds obtained from the above mentioned deposit build-up in the fourth quarter attributable in part to storm-related factors. Most of the deposit growth is maintained at the Federal Reserve Bank cash account pending better information on the volatility of these funds.

Total liabilities were approximately $10.4 billion as of December 31, 2017, up $72.3 million from September 30, 2017.

The increase was mainly due to:

  A $377.0 million increase in total deposits, excluding brokered CDs and government deposits, reflecting increases of $291.4 million and $91.9 million in Puerto Rico and the Virgin Islands regions, respectively, partially offset by a decrease of $6.2 million in the Florida region. As mentioned above, the Corporation experienced a rapid accumulation of deposits in the months following the storms. The most significant increase was in noninterest-bearing demand deposits, which grew 16%, or $247.5 million, during the fourth quarter of 2017. Storm-related factors, such as the effect of payment deferral programs and disaster relief funds, contributed to this accumulation. Although management expects the balances accumulated by deposit customers in the storm-affected areas to reduce over time, it is difficult to predict when and to what degree, and there may be some further growth as insurance claims are resolved and additional disaster-recovery funds are distributed. Funds from the deposit build-up were primarily deposited at the Federal Reserve Bank, pending better information on the volatility of these funds.
  A $15.5 million increase in accounts payable and other liabilities, primarily related to the accounting for the above mentioned rebooked GNMA delinquent loans.

Partially offset by:

  A $200.0 million decrease in FHLB advances, primarily due to the repayment of short-term FHLB advances that were obtained in the third quarter in anticipation of a potential increase in short-term liquidity requirements of deposit customers in the aftermath of Hurricanes Irma and Maria.
  A $104.8 million decrease in brokered CDs. Brokered CDs that matured in the fourth quarter totaled $203.2 million with an all-in cost of 1.21%, partially offset by issuances of $98.2 million with an all-in cost of 1.81%.
  A $15.5 million decrease in government deposits, reflecting a decrease of $17.9 million in Puerto Rico, primarily related to lower balances in transactional accounts of certain municipalities, partially offset by a $2.4 million increase in the Virgin Islands region.

Total stockholders’ equity amounted to $1.9 billion as of December 31, 2017, an increase of $15.3 million from September 30, 2017, mainly driven by the earnings generated in the fourth quarter, partially offset by a decrease in the fair value of available-for-sale investment securities recorded as part of other comprehensive income.

The Corporation’s common equity tier 1 capital, tier 1 capital, total capital and leverage ratios under the Basel III rules as of December 31, 2017 were 18.96%, 18.97%, 22.53% and 14.03%, respectively, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 18.62%, 18.62%, 22.18%, and 13.96%, respectively, as of the end of the third quarter of 2017. The Corporation paid interest for the fourth quarter of 2017 on the subordinated debt associated with its trust preferred securities and continued to pay monthly dividends on its non-cumulative perpetual monthly income preferred stock. As of December 31, 2017, the Corporation is current on all interest payments related to its subordinated debt.

Meanwhile, the common equity tier 1 capital, tier 1 capital, total capital and leverage ratios as of December 31, 2017 of our banking subsidiary, FirstBank Puerto Rico, were 17.70%, 20.79%, 22.06%, and 15.39%, respectively, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 17.36%, 20.44%, 21.71% and 15.34%, respectively, as of the end of the third quarter of 2017.

Tangible Common Equity

The Corporation’s tangible common equity ratio increased to 14.65% as of December 31, 2017 from 14.63% as of September 30, 2017.

The following table presents a reconciliation of the Corporation’s tangible common equity and tangible assets over the last five quarters to the comparable GAAP items:

(In thousands, except ratios and per share information)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2017	2017	2017	2017	2016
Tangible Equity:
Total equity - GAAP	$1,869,097	$1,853,751	$1,859,910	$1,823,017	$1,786,243
Preferred equity	(36,104)	(36,104)	(36,104)	(36,104)	(36,104)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship intangible	(8,000)	(8,633)	(9,266)	(9,899)	(10,531)
Core deposit intangible	(5,478)	(5,885)	(6,297)	(6,747)	(7,198)
Insurance customer relationship intangible	(775)	(813)	(851)	(889)	(927)

Tangible common equity	$1,790,642	$1,774,218	$1,779,294	$1,741,280	$1,703,385

Tangible Assets:
Total assets - GAAP	$12,261,268	$12,173,648	$11,913,800	$11,890,398	$11,922,455
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship intangible	(8,000)	(8,633)	(9,266)	(9,899)	(10,531)
Core deposit intangible	(5,478)	(5,885)	(6,297)	(6,747)	(7,198)
Insurance customer relationship intangible	(775)	(813)	(851)	(889)	(927)

Tangible assets	$12,218,917	$12,130,219	$11,869,288	$11,844,765	$11,875,701

Common shares outstanding (1)	216,278	216,175	215,964	218,431	217,446

Tangible common equity ratio	14.65%	14.63%	14.99%	14.70%	14.34%
Tangible book value per common share	$8.28	$8.21	$8.24	$7.97	$7.83

(1) In May 2017, the U.S. Treasury sold its remaining shares of common stock in First BanCorp. As a result, approximately 2.4 million of restricted shares outstanding were forfeited.

Exposure to Puerto Rico Government

As of December 31, 2017, the Corporation had $214.5 million of direct exposure to the Puerto Rico Government, its municipalities and public corporations, compared to $214.8 million as of September 30, 2017. Approximately $184.6 million of the exposure consisted of loans and obligations of municipalities in Puerto Rico that are supported by assigned property tax revenues and for which, in most cases, the good faith, credit and unlimited taxing power of the applicable municipality have been pledged to their repayment. Approximately $6.8 million consisted of a loan to a unit of the central government, and approximately $15.1 million consisted of a loan to an affiliate of a public corporation. The Corporation’s total direct exposure also includes obligations of the Puerto Rico Government, specifically bonds of the Puerto Rico Housing Finance Authority, at an amortized cost of $8.0 million as part of its available-for-sale investment securities portfolio recorded on its books at a fair value of $6.8 million as of December 31, 2017.

In addition, the Corporation had three loans granted to the hotel industry in Puerto Rico guaranteed by the TDF with a book value of $70.8 million as of December 31, 2017, compared to $72.4 million as of September 30, 2017. As previously reported, the Corporation’s exposure to TDF commercial mortgage loans was placed in non-accrual status in the first quarter of 2016 and interest payments collected are now applied against principal. As of December 31, 2017, the non-performing commercial mortgage loans guaranteed by the TDF and related facilities are being carried (net of reserves and accumulated charge-offs) at 52% of the unpaid principal balance.

The exposure to municipalities in Puerto Rico includes $150.6 million of financing arrangements with Puerto Rico municipalities that were issued in bond form, but underwritten as loans with features that are typically found in commercial loans. These bonds are accounted for as held-to-maturity investment securities.

As of December 31, 2017, the Corporation had $490.3 million of public sector deposits in Puerto Rico, compared to $508.2 million as of September 30, 2017. Approximately 29% is from municipalities and municipal agencies in Puerto Rico and 71% is from public corporations and the central government and agencies in Puerto Rico.

Conference Call / Webcast Information

First BanCorp’s senior management will host an earnings conference call and live webcast on Monday, January 29, 2018, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the investor relations section of the Corporation’s web site: www.1firstbank.com or through a dial-in telephone number at (877) 506-6537 or (412) 380–2001 for international callers. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the investor relations section of First BanCorp’s web site, www.1firstbank.com, until January 29, 2019. A telephone replay will be available one hour after the end of the conference call through March 1, 2019 at (877) 344-7529 or (412) 317-0088 for international callers. The replay access code is 10116386.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic, operational and financial performance. The words or phrases “expect,” “anticipate,” “intend,” “look forward,” “should,” “would,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation cautions readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and advises readers that various factors, including, but not limited to, the following could cause actual results to differ materially from those expressed in, or implied by such forward-looking statements: the actual pace and magnitude of economic recovery in the regions affected by the two hurricanes that affected the Corporation’s service areas during 2017 compared to management's current views on the economic recovery; uncertainties about how and when rebuilding will take place in the regions affected by the recent storms, including the rebuilding of the public infrastructure, such as Puerto Rico’s power grid, what level of government, private or philanthropic funds will be invested in the affected communities, how many displaced individuals will return to their homes in both the short- and long-term, and what other demographic changes will take place, if any; uncertainty as to the ultimate outcomes of actions taken, or those that may be taken, by the Puerto Rico government, or the oversight board established by the Puerto Rico Oversight, Management, and Economic Stability Act (PROMESA) to address Puerto Rico’s financial problems, including the filing of a form of bankruptcy under Title III of PROMESA that provides a court debt restructuring process similar to U.S. bankruptcy protection and the effect of measures included in the Puerto Rico government fiscal plan, or any revisions to it, on our clients and loan portfolios; the ability of the Puerto Rico government or any of its public corporations or other instrumentalities to repay its respective debt obligations, including the effect of payment defaults on the Puerto Rico government general obligations, bonds of the Government Development Bank for Puerto Rico and certain bonds of government public corporations, and recent and any future downgrades of the long-term and short-term debt ratings of the Puerto Rico government, which could exacerbate Puerto Rico’s adverse economic conditions and, in turn, further adversely impact the Corporation; uncertainty about whether the Federal Reserve Bank of New York (the “New York FED” or “Federal Reserve”) will provide approvals for receiving dividends from FirstBank, or for making payments of dividends on non-cumulative perpetual preferred stock, or payments on trust preferred securities or subordinated debt, incurring, increasing or guaranteeing debt or repurchasing any capital securities, despite the consents that have enabled the Corporation to pay quarterly interest payments on the Corporation’s subordinated debentures associated with its trust preferred securities since the second quarter of 2016, and to pay monthly dividends on the non-cumulative perpetual preferred stock since December 2016; a decrease in demand for the Corporation’s products and services and lower revenues and earnings because of the continued recession in Puerto Rico; uncertainty as to the availability of certain funding sources, such as brokered CDs; the Corporation’s reliance on brokered CDs to fund operations and provide liquidity; the risk of not being able to fulfill the Corporation’s cash obligations or resume paying dividends to the Corporation’s common stockholders in the future due to the Corporation’s need to receive regulatory approvals to declare or pay any dividends and to take dividends or any other form of payment representing a reduction in capital from FirstBank or FirstBank’s failure to generate sufficient cash flow to make a dividend payment to the Corporation; the weakness of the real estate markets and of the consumer and commercial sectors and their impact on the credit quality of the Corporation’s loans and other assets, which have contributed and may continue to contribute to, among other things, high levels of non-performing assets, charge-offs and provisions for loan and lease losses, and may subject the Corporation to further risk from loan defaults and foreclosures; the ability of FirstBank to realize the benefits of its deferred tax assets subject to the remaining valuation allowance; adverse changes in general economic conditions in Puerto Rico, the U.S., and the U.S. Virgin Islands and British Virgin Islands, including the interest rate environment, market liquidity, housing absorption rates, real estate prices, and disruptions in the U.S. capital markets, which reduced interest margins and affected funding sources, and have affected demand for all of the Corporation’s products and services and reduced the Corporation’s revenues and earnings and the value of the Corporation’s assets, and may continue to have these effects; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; the risk that additional portions of the unrealized losses in the Corporation’s investment portfolio are determined to be other-than-temporary, including additional impairments on the Corporation’s remaining $8.0 million of the Puerto Rico government’s debt securities; uncertainty about regulatory and legislative changes for financial services companies in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; changes in the fiscal and monetary policies and regulations of the U.S. federal government and the Puerto Rico and other governments, including those determined by the Federal Reserve Board, the New York FED, the Federal Deposit Insurance Corporation (“FDIC”), government-sponsored housing agencies, and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses; the impact on the Corporation’s results of operations and financial condition of acquisitions and dispositions; a need to recognize impairments on the Corporation’s financial instruments, goodwill or other intangible assets relating to acquisitions; the risk that downgrades in the credit ratings of the Corporation’s long-term senior debt will adversely affect the Corporation’s ability to access necessary external funds; the impact on the Corporation’s businesses, business practices and results of operations of a potential higher interest rate environment; uncertainty as to whether FirstBank will be able to satisfy its regulators regarding, among other things, its asset quality, liquidity plans, maintenance of capital levels and compliance with applicable laws, regulations and related requirements; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by the federal securities laws.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. Non-GAAP financial measures are used when management believes they will be helpful to an investor’s understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the comparable GAAP financial measure, can be found in the text or in the attached tables to this earnings release. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Tangible assets are total assets less goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Accordingly, the Corporation believes that disclosure of these financial measures is useful to investors. Neither tangible common equity nor tangible assets, or the related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management uses and believes that investors may find useful in analyzing underlying performance trends, particularly in times of economic stress, including as a result of natural catastrophes such as the recent hurricanes. Adjusted pre-tax, pre-provision income, as defined by management, represents net income (loss) excluding income tax expense (benefit) and the provision for loan and lease losses, as well as Special Items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

Net Interest Income, Excluding Valuations, and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and on a tax-equivalent basis in order to provide to investors additional information about the Corporation’s net interest income that management uses and believes should facilitate comparability and analysis. The changes in the fair value of derivative instruments have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and certain loans, on a common basis that facilitates comparison of results to the results of peers.

Financial measures adjusted to exclude the effect of Special Items because they are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

To supplement the Corporation’s financial statements presented in accordance with GAAP, the Corporation uses, and believes that investors would benefit from disclosure of, non-GAAP financial measures that reflect adjustments to the provision for loan and lease losses, net charge-offs, non-interest income, non-interest expenses and net income to exclude items that management identifies as Special Items because management believes they are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts. This press release includes the following non-GAAP financial measures for the fourth and third quarters of 2017 and the fourth quarter of 2016 that reflect the described items that were excluded for one of those reasons:

  Adjusted provision for loan and lease losses excluded for the fourth and third quarters of 2017 and the fourth quarter of 2016, the following:
    The $4.8 million incremental charge recorded in the fourth quarter of 2017 related to the storm-related allowance established for inherent losses resulting from the impact of Hurricanes Irma and Maria.
    The $66.5 million storm-related allowance established in the third quarter of 2017 in connection with the initial estimate, based on available information, of inherent losses resulting from the impact of Hurricanes Irma and Maria.
    A $1.8 million charge to the provision in connection with the sale of the $16.3 million pool of non-performing assets in the fourth quarter of 2016.
  Adjusted net charge-offs excluded for the fourth quarter of 2016 the effect of net charge-offs totaling $4.6 million associated with the sale of the $16.3 million pool of non-performing assets in the fourth quarter of 2016.
  Adjusted non-interest income excluded for the third quarter of 2017 and the fourth quarter of 2016, the following:
    Gain of $1.4 million on the repurchase and cancellation of $7.3 million in trust preferred securities in the third quarter of 2017.
    Gain of $1.5 million from recovery of a residual CMO previously written off once the trust was liquidated in the fourth quarter of 2016.
    Brokerage and insurance commissions of $1.8 million from the sale of large fixed annuities contracts in the fourth quarter of 2016.
  Adjusted non-interest expenses reflected for the fourth and third quarters of 2017 and the fourth quarter of 2016, the following:
    Exclusion of costs of $1.9 million in the fourth quarter of 2017 and $0.6 million in the third quarter of 2017 related to insurance deductibles with respect to damages assessed on certain OREO properties and other estimated storm-related costs not recoverable under insurance policies.
    Inclusion of $0.2 million in the fourth quarter of 2017 and $1.7 million in the third quarter of 2017 of expected insurance recoveries for employees’ compensation and rental costs that the Corporation incurred when Hurricanes Irma and Maria precluded employees from working during October and September 2017.

o
Exclusion of costs of $0.1 million in the third quarter of 2017 and $0.6 million in the fourth quarter of 2016 associated with secondary offerings of the Corporation’s common stock by certain of our existing stockholders.

o
Inclusion of a $2.7 million adjustment recorded in the fourth quarter of 2016 to reduce the credit card rewards program liability due to the expiration of reward points earned by customers up to September 2013 (the conversion date of the credit card portfolio acquired from FIA in May 2012).

o	Exclusion of incentive costs of $0.1 million related to the aforementioned sale of large fixed annuities contracts in the fourth quarter of 2016.

•
Adjusted net income reflecting the effect of all of the items mentioned in the above bullets for the fourth and third quarters of 2017 and the fourth quarter of 2016, and their related tax impacts as follows:

o
Tax benefit of $1.9 million in the fourth quarter of 2017 and $25.8 million in the third quarter of 2017 related to the storm-related allowance for loan and lease losses (calculated based on the statutory tax rate of 39%).

o
Tax benefit of $0.8 million in the fourth quarter of 2017 and $0.2 million in the third quarter of 2017 related to insurance deductibles and estimated storm-related costs not recoverable under insurance policies (calculated based on the statutory tax rate of 39%).

o
No tax expense was recorded for the gain on repurchase and cancellation of trust preferred securities and for costs related with secondary offerings recorded at the holding company level in the third quarter of 2017 and the fourth quarter of 2016.

o	Tax benefit of $0.7 million related to the sale of the $16.3 million pool of non-performing assets in the fourth quarter of 2016 (calculated based on the statutory tax rate of 39%).

o
Tax expense of $0.3 million related to the gain from recovery of a residual CMO previously written off, which was recorded in the fourth quarter of 2016 (calculated based on the applicable capital gain tax rate of 20%).

o
Tax expense of $0.7 million related to the brokerage and insurance commissions from the sale of large fixed annuities contracts, net of incentive costs, recorded in the fourth quarter of 2016 (calculated based on the statutory tax rate of 39%).

o
Tax expense of $1.1 million related to the adjustment recorded in the fourth quarter of 2016 to reduce the credit card rewards liability due to unusually large customer forfeitures (calculated based on the statutory tax rate of 39%).

Management believes that the presentations of the adjusted provision for loan and lease losses, adjusted net charge-offs, adjusted non-interest income, adjusted non-interest expenses, and adjusted net income enhance the ability of analysts and investors to analyze trends in the Corporation’s business and better understand the performance of the Corporation. In addition, the Corporation may utilize these non-GAAP financial measures as guides in its budgeting and long-term planning process.

The following table reconciles these non-GAAP financial measures to the corresponding measures presented in accordance with GAAP.

(Dollars in thousands)

2017 Fourth Quarter	As Reported (GAAP)	Storm-related Provision for Loan and Lease Losses	Storm-related expenses and related adjustments	Tax effect (1)	Adjusted (Non- GAAP)

Provision for Loan and Lease Losses	$25,703	$(4,814)	$-	$-	$20,889

Non-interest expenses	$85,136	$-	$(1,788)	$-	$83,348
Occupancy and Equipment	15,067	-	(441)	-	14,626
Business Promotion	2,768	-	(393)	-	2,375
Net loss on OREO operations	2,201	-	(936)	-	1,265
Other non-interest expenses	8,512	-	(18)	-	8,494

Net income	$24,169	$4,814	$1,788	$(2,636)	$28,135

(1) See Basis of Presentation for the individual tax impact for each reconciling item.

2017 Third Quarter	As Reported (GAAP)	Storm-related Provision for Loan and Lease Losses	Gain on Repurchase and Cancellation of Trust Preferred Securities	Storm-related expenses and related adjustments	Secondary Offering Costs	Tax effect (1)	Adjusted (Non- GAAP)

Provision for Loan and Lease Losses	$75,013	$(66,490)	$-	$-	$-	$-	$8,523

Non-interest income	$18,645	$-	$(1,391)	$-	$-	$-	$17,254
Gain on early extinguishment of debt	1,391	-	(1,391)	-	-	-	-

Non-interest expenses	$85,614	$-	$-	$1,063	$(118)	$-	$86,559
Employees' compensation and benefits	37,128	-	-	1,410	-	-	38,538
Occupancy and Equipment	13,745	-	-	252	-	-	13,997
Business Promotion	3,244	-	-	(599)	(20)	-	2,625
Professional fees	12,023	-	-	-	(98)	-	11,925

Net (loss) income	$(10,752)	$66,490	$(1,391)	$(1,063)	$118	$(26,048)	$27,354

2016 Fourth Quarter	As Reported (GAAP)	Gain from Recovery of Investments Previously Written Off	Brokerage and Insurance Commissions from Sale of Large Fixed Annuities Contracts and Related Incentive Costs	Sale of $16.3 million Pool of Non- Performing Assets	Credit Card Rewards Program Unusual Forfeiture	Secondary Offering Costs	Tax effect (1)	Adjusted (Non- GAAP)

Total net charge-offs (2)	$31,658	$-	$-	$(4,631)	$-	$-	$-	27,027
Total net charge-offs to average loans	1.43%							1.22%
Commercial mortgage	4,310	-	-	(3,026)	-	-	-	1,284
Commercial mortgage loans net charge-offs to average loans	1.11%							0.33%
Commercial and industrial	9,515	-	-	(1,593)	-	-	-	7,922
Commercial and industrial loans net charge-offs to average loans	1.75%							1.46%
Residential mortgage	5,487	-	-	(12)	-	-	-	5,475
Residential mortgage loans net charge-offs to average loans	0.67%							0.67%

Provision for loan and lease losses	$23,191	$-	$-	$(1,799)	$-	$-	$-	$21,392

Non-interest income	$23,561	$(1,547)	$(1,772)	$-	$-	$-	$-	$20,242
Gain on investments and impairments	1,547	(1,547)	-	-	-	-	-	-
Other non-interest income	10,951	-	(1,772)	-	-	-	-	9,179

Non-interest expenses	$84,236	$-	$(80)	$-	$2,732	$(590)	$-	$86,298
Employees' compensation and benefits	37,652	-	(80)	-	-	-	-	37,572
Business promotion	199	-	-	-	2,732	(20)	-	2,911
Professional fees	11,362	-	-	-	-	(548)	-	10,814
Taxes, other than income taxes	3,664	-	-	-	-	(22)	-	3,642

Net income	$23,858	$(1,547)	$(1,692)	$1,799	$(2,732)	$590	$1,333	$21,609

(1) See Basis of Presentation for the individual tax impact for each reconciling item.

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of
	December 31,	September 30,	December 31,
(In thousands, except for share information)	2017	2017	2016
ASSETS

Cash and due from banks	$705,980	$726,779	$289,591

Money market investments:
Time deposits with other financial institutions	3,126	3,126	2,800
Other short-term investments	7,289	7,289	7,294
Total money market investments	10,415	10,415	10,094

Investment securities available for sale, at fair value	1,891,016	1,750,472	1,881,920

Investment securities held to maturity, at amortized cost	150,627	150,627	156,190

Other equity securities	43,119	52,119	42,992

Total investment securities	2,084,762	1,953,218	2,081,102

Loans, net of allowance for loan and lease losses of $231,843
(September 30, 2017 - $230,870; December 31, 2016 - $205,603)	8,618,633	8,646,344	8,681,270
Loans held for sale, at lower of cost or market	32,980	27,576	50,006
Total loans, net	8,651,613	8,673,920	8,731,276

Premises and equipment, net	141,895	144,247	150,828
Other real estate owned	147,940	152,977	137,681
Accrued interest receivable on loans and investments	57,172	49,231	45,453
Other assets	461,491	462,861	476,430
Total assets	$12,261,268	$12,173,648	$11,922,455

LIABILITIES

Deposits:
Non-interest-bearing deposits	$1,833,665	$1,586,198	$1,484,155
Interest-bearing deposits	7,188,966	7,179,693	7,347,050
Total deposits	9,022,631	8,765,891	8,831,205

Securities sold under agreements to repurchase	300,000	300,000	300,000
Advances from the Federal Home Loan Bank (FHLB)	715,000	915,000	670,000
Other borrowings	208,635	208,639	216,187
Accounts payable and other liabilities	145,905	130,367	118,820
Total liabilities	10,392,171	10,319,897	10,136,212

STOCKHOLDERS' EQUITY

Preferred Stock, authorized 50,000,000 shares; issued 22,828,174 shares;
outstanding 1,444,146 shares; aggregate liquidation value of $36,104	36,104	36,104	36,104

Common stock, $0.10 par value, authorized 2,000,000,000 shares; issued, 220,382,343 shares
(September 30, 2017 - 220,220,026 shares issued; December 31, 2016 - 218,700,394 shares issued)	22,038	22,022	21,870
Less: Treasury stock (at par value)	(410)	(404)	(125)

Common stock outstanding, 216,278,040 shares outstanding
(September 30, 2017 - 216,175,003; December 31, 2016 - 217,446,205 shares outstanding)	21,628	21,618	21,745
Additional paid-in capital	936,772	935,231	931,856
Retained earnings	895,208	871,708	830,928
Accumulated other comprehensive loss	(20,615)	(10,910)	(34,390)
Total stockholders' equity	1,869,097	1,853,751	1,786,243
Total liabilities and stockholders' equity	$12,261,268	$12,173,648	$11,922,455

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(In thousands, except per share information)	2017	2017	2016	2017	2016
Net interest income:
Interest income	$147,826	$147,995	$143,954	$588,423	$585,292
Interest expense	25,560	25,163	22,890	96,872	101,174
Net interest income	122,266	122,832	121,064	491,551	484,118
Provision for loan and lease losses	25,703	75,013	23,191	144,254	86,733
Net interest income after provision for loan and lease losses	96,563	47,819	97,873	347,297	397,385

Non-interest income:
Service charges on deposit accounts	4,924	5,797	5,759	22,314	22,965
Mortgage banking activities	1,912	3,117	5,304	13,491	20,435
Net gain (loss) on investments and impairments	-	-	1,547	(11,860)	964
Gain on early extinguishment of debt	-	1,391	-	1,391	4,217
Other non-interest income	8,114	8,340	10,951	37,051	39,373
Total non-interest income	14,950	18,645	23,561	62,387	87,954

Non-interest expenses:
Employees' compensation and benefits	37,655	37,128	37,652	151,845	151,493
Occupancy and equipment	15,067	13,745	14,045	56,659	55,159
Business promotion	2,768	3,244	199	12,485	11,419
Professional fees	11,150	12,023	11,362	45,929	44,137
Taxes, other than income taxes	3,366	3,763	3,664	14,550	15,139
Insurance and supervisory fees	4,417	4,353	4,907	18,534	24,920
Net loss on other real estate owned operations	2,201	1,351	2,399	10,997	11,533
Other non-interest expenses	8,512	10,007	10,008	36,702	41,280
Total non-interest expenses	85,136	85,614	84,236	347,701	355,080

Income (loss) before income taxes	26,377	(19,150)	37,198	61,983	130,259
Income tax (expense) benefit	(2,208)	8,398	(13,340)	4,973	(37,030)

Net income (loss)	$24,169	$(10,752)	$23,858	$66,956	$93,229

Net income (loss) attributable to common stockholders	$23,500	$(11,421)	$23,635	$64,280	$93,006

Earnings (loss) per common share:

Basic	$0.11	$(0.05)	$0.11	$0.30	$0.44
Diluted	$0.11	$(0.05)	$0.11	$0.30	$0.43

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the U.S. and the British Virgin Islands and Florida, and of FirstBank Insurance Agency. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp. and First Express, both small loan companies, and FirstBank Puerto Rico Securities, a broker-dealer subsidiary. First BanCorp’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.1firstbank.com.

EXHIBIT A

Table 1 – Selected Financial Data

(In thousands, except per share amounts and financial ratios)	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016
Condensed Income Statements:
Total interest income	$147,826	$147,995	$143,954	$588,423	$585,292
Total interest expense	25,560	25,163	22,890	96,872	101,174
Net interest income	122,266	122,832	121,064	491,551	484,118
Provision for loan and lease losses	25,703	75,013	23,191	144,254	86,733
Non-interest income	14,950	18,645	23,561	62,387	87,954
Non-interest expenses	85,136	85,614	84,236	347,701	355,080
Income (loss) before income taxes	26,377	(19,150)	37,198	61,983	130,259
Income tax (expense) benefit	(2,208)	8,398	(13,340)	4,973	(37,030)
Net income (loss)	24,169	(10,752)	23,858	66,956	93,229
Net income (loss) attributable to common stockholders	23,500	(11,421)	23,635	64,280	93,006

Per Common Share Results:
Net earnings (loss) per share - basic	$0.11	$(0.05)	$0.11	$0.30	$0.44
Net earnings (loss) per share - diluted	$0.11	$(0.05)	$0.11	$0.30	$0.43
Cash dividends declared	$-	$-	$-	$-	$-
Average shares outstanding	214,412	214,187	213,225	213,963	212,818
Average shares outstanding diluted	216,069	214,187	217,396	216,118	215,794
Book value per common share	$8.48	$8.41	$8.05	$8.48	$8.05
Tangible book value per common share (1)	$8.28	$8.21	$7.83	$8.28	$7.83

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	0.79	(0.36)	0.80	0.56	0.75
Interest Rate Spread (2)	4.03	4.14	4.12	4.19	3.99
Net Interest Margin (2)	4.35	4.44	4.39	4.48	4.25
Return on Average Total Equity	5.16	(2.28)	5.29	3.63	5.28
Return on Average Common Equity	5.27	(2.32)	5.40	3.71	5.39
Average Total Equity to Average Total Assets	15.29	15.63	15.10	15.39	14.25
Total capital	22.53	22.18	21.37	22.53	21.37
Common equity Tier 1 capital	18.96	18.62	17.77	18.96	17.77
Tier 1 capital	18.97	18.62	17.77	18.97	17.77
Leverage	14.03	13.96	13.70	14.03	13.70
Tangible common equity ratio (1)	14.65	14.63	14.34	14.65	14.34
Dividend payout ratio	-	-	-	-	-
Efficiency ratio (3)	62.05	60.51	58.24	62.77	62.07

Asset Quality:
Allowance for loan and lease losses to loans held for investment (4)	2.62	2.60	2.31	2.62	2.31
Net charge-offs (annualized) to average loans (5)(6)	1.12	0.80	1.43	1.33	1.37
Provision for loan and lease losses to net charge-offs (7)(8)(9)	103.94	425.54	73.26	122.23	71.19
Non-performing assets to total assets	5.31	5.26	6.16	5.31	6.16
Non-performing loans held for investment to total loans held for investment	5.53	5.33	6.30	5.53	6.30
Allowance to total non-performing loans held for investment (10)	47.36	48.80	36.71	47.36	36.71
Allowance to total non-performing loans held for investment
excluding residential real estate loans (11)	74.48	78.37	51.50	74.48	51.50

Other Information:
Common Stock Price: End of period	$5.10	$5.12	$6.61	$5.10	$6.61

1 - Non-GAAP financial measure. See page 20 for GAAP to Non-GAAP reconciliations.
2 - On a tax-equivalent basis and excluding changes in the fair value of derivative instruments (Non-GAAP financial measure). See page 8 for GAAP to Non-GAAP reconciliations and refer to discussions in Tables 2 and 3 below.
3 - Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments.
4 - The ratio of the allowance for loan and lease losses to loans held for investment, excluding the storm-related allowance, was 1.85% as of both December 31, 2017 and September 30, 2017.
5 - The ratio of net charge-offs to average loans, excluding charge-offs associated with the sale of the PREPA credit line, was 1.21% for the year ended December 31, 2017.
6 - The ratio of net charge-offs to average loans, excluding charge-offs associated with the sale of the $16.3 million pool of non-performing assets completed in the fourth quarter of 2016, was 1.22% and 1.32%
for the quarter and year ended December 31, 2016, respectively.
7 - The ratio of the provision for loan and lease losses to net charge-offs, excluding the storm-related provision, was 95.82% and 48.35%, for the quarters ended December 31, 2017 and
September 30, 2017, respectively.
8 - The ratio of the provision for loan and lease losses to net charge-offs, excluding the storm-related provision and the impact of the sale of the PREPA credit line, was 69.36% for the year ended December 31, 2017.

9 - The ratio of the provision for loan and lease losses to net charge-offs, excluding the impact of the sale of the $16.3 million pool of non-performing assets completed in the fourth quarter of 2016,

was 79.15% and 72.46% for the quarter and year ended December 31, 2016, respectively.
10 - The ratio of the allowance for loan and lease losses to non-performing loans held for investment, excluding the storm-related allowance, was 33.39% and 34.74% as of December 31, 2017 and
September 30, 2017, respectively.
11 - The ratio of the allowance for loan and lease losses to non-performing loans held for investment excluding residential real estate and the storm-related allowance, was 52.52% and 55.80% as of December 31, 2017 and September 30, 2017, respectively.

Table 2 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis and Excluding Valuations)

(Dollars in thousands)
	Average volume			Interest income (1) / expense			Average rate (1)
	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,
Quarter ended	2017	2017	2016	2017	2017	2016	2017	2017	2016
Interest-earning assets:
Money market & other short-term investments	$658,760	$428,639	$291,703	$2,110	$1,293	$359	1.27%	1.20%	0.49%
Government obligations (2)	664,449	657,119	753,888	4,502	4,469	4,176	2.69%	2.70%	2.20%
Mortgage-backed securities	1,225,520	1,264,155	1,265,628	8,779	9,594	7,880	2.84%	3.01%	2.48%
FHLB stock	42,282	42,682	32,428	645	511	388	6.05%	4.75%	4.76%
Other investments	2,705	2,703	2,596	2	2	3	0.29%	0.29%	0.46%
Total investments (3)	2,593,716	2,395,298	2,346,243	16,038	15,869	12,806	2.45%	2.63%	2.17%
Residential mortgage loans	3,247,910	3,263,348	3,282,422	43,434	43,132	44,514	5.31%	5.24%	5.40%
Construction loans	140,660	134,842	134,795	1,077	1,219	1,240	3.04%	3.59%	3.66%
C&I and commercial mortgage loans	3,682,659	3,726,341	3,726,374	44,008	44,649	41,576	4.74%	4.75%	4.44%
Finance leases	250,867	244,149	229,843	4,545	4,346	4,304	7.19%	7.06%	7.45%
Consumer loans	1,483,940	1,486,726	1,486,660	41,574	41,927	42,005	11.12%	11.19%	11.24%
Total loans (4) (5)	8,806,036	8,855,406	8,860,094	134,638	135,273	133,639	6.07%	6.06%	6.00%
Total interest-earning assets	$11,399,752	$11,250,704	$11,206,337	$150,676	$151,142	$146,445	5.24%	5.33%	5.20%

Interest-bearing liabilities:
Brokered CDs	$1,221,183	$1,244,355	$1,502,386	$4,963	$4,711	$4,887	1.61%	1.50%	1.29%
Other interest-bearing deposits	5,936,146	5,904,022	5,887,005	12,356	12,187	11,192	0.83%	0.82%	0.76%
Other borrowed funds	508,635	515,202	592,274	4,724	5,056	5,263	3.68%	3.89%	3.54%
FHLB advances	745,435	740,663	483,750	3,517	3,209	1,548	1.87%	1.72%	1.27%
Total interest-bearing liabilities	$8,411,399	$8,404,242	$8,465,415	$25,560	$25,163	$22,890	1.21%	1.19%	1.08%
Net interest income				$125,116	$125,979	$123,555
Interest rate spread							4.03%	4.14%	4.12%
Net interest margin							4.35%	4.44%	4.39%

1 - On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 39%
and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. See page 8 for GAAP to Non-GAAP reconciliations.

2 - Government obligations include debt issued by government-sponsored agencies.

3 - Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.

4 - Average loan balances include the average of non-performing loans.

5 - Interest income on loans includes $0.9 million, $1.7 million and $2.3 million for the quarters ended December 31, 2017, September 30, 2017, and December 31, 2016, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 3 – Year-To-Date Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis and Excluding Valuations)

(Dollars in thousands)
	Average volume		Interest income (1) / expense		Average rate (1)
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
Year Ended	2017	2016	2017	2016	2017	2016

Interest-earning assets:
Money market & other short-term investments	$416,578	$667,838	$4,614	$3,365	1.11%	0.50%
Government obligations (2)	687,076	746,890	17,807	20,849	2.59%	2.79%
Mortgage-backed securities	1,278,968	1,357,518	42,476	38,072	3.32%	2.80%
FHLB stock	40,458	31,449	2,105	1,454	5.20%	4.62%
Other investments	2,702	1,963	8	8	0.30%	0.41%
Total investments (3)	2,425,782	2,805,658	67,010	63,748	2.76%	2.27%
Residential mortgage loans	3,260,715	3,302,519	174,524	180,051	5.35%	5.45%
Construction loans	140,038	143,095	4,898	5,225	3.50%	3.65%
C&I and commercial mortgage loans	3,723,356	3,694,988	172,082	160,329	4.62%	4.34%
Finance leases	242,303	229,632	17,538	17,349	7.24%	7.56%
Consumer loans	1,480,265	1,526,475	166,107	171,858	11.22%	11.26%
Total loans (4) (5)	8,846,677	8,896,709	535,149	534,812	6.05%	6.01%
Total interest-earning assets	$11,272,459	$11,702,367	$602,159	$598,560	5.34%	5.11%

Interest-bearing liabilities:
Brokered CDs	$1,296,479	$1,805,443	$19,174	$21,928	1.48%	1.21%
Other interest-bearing deposits	5,908,424	5,944,742	47,363	45,374	0.80%	0.76%
Other borrowed funds	514,035	833,283	19,195	27,908	3.73%	3.35%
FHLB advances	680,975	460,861	11,140	5,964	1.64%	1.29%
Total interest-bearing liabilities	$8,399,913	$9,044,329	$96,872	$101,174	1.15%	1.12%
Net interest income			$505,287	$497,386
Interest rate spread					4.19%	3.99%
Net interest margin					4.48%	4.25%

1 - On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 39%
and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. See page 8 for GAAP to Non-GAAP reconciliation.

2 - Government obligations include debt issued by government-sponsored agencies.

3 - Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.

4 - Average loan balances include the average of non-performing loans.

5 - Interest income on loans includes $6.7 million and $9.9 million for the years ended December 31, 2017 and 2016, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 4 – Non-Interest Income

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(In thousands)	2017	2017	2016	2017	2016

Service charges on deposit accounts	$4,924	$5,797	$5,759	$22,314	$22,965
Mortgage banking activities	1,912	3,117	5,304	13,491	20,435
Insurance income	1,378	1,377	2,298	8,197	8,473
Other operating income	6,736	6,963	8,653	28,854	30,900

Non-interest income before net gain (loss) on investments
and gain on early extinguishment of debt	14,950	17,254	22,014	72,856	82,773

Net gain on sale of investments	-	-	-	371	6,104
Gain from recovery of investments previously written off	-	-	1,547	-	1,547
OTTI on debt securities	-	-	-	(12,231)	(6,687)
Net gain (loss) on investments	-	-	1,547	(11,860)	964

Gain on early extinguishment of debt	-	1,391	-	1,391	4,217
	$14,950	$18,645	$23,561	$62,387	$87,954

Table 5 - Non-Interest Expenses

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(In thousands)	2017	2017	2016	2017	2016

Employees' compensation and benefits	$37,655	$37,128	$37,652	$151,845	$151,493
Occupancy and equipment	15,067	13,745	14,045	56,659	55,159
Deposit insurance premium	3,054	3,179	3,920	13,725	20,055
Other insurance and supervisory fees	1,363	1,174	987	4,809	4,865
Taxes, other than income taxes	3,366	3,763	3,664	14,550	15,139
Professional fees:
Collections, appraisals and other credit-related fees	2,341	2,295	2,344	9,160	9,890
Outsourcing technology services	5,088	5,403	5,435	21,243	20,264
Other professional fees	3,721	4,325	3,583	15,526	13,983
Credit and debit card processing expenses	3,078	3,737	3,533	13,212	13,635
Business promotion	2,768	3,244	199	12,485	11,419
Communications	1,374	1,603	1,515	6,148	6,759
Net loss on OREO operations	2,201	1,351	2,399	10,997	11,533
Other	4,060	4,667	4,960	17,342	20,886
Total	$85,136	$85,614	$84,236	$347,701	$355,080

Table 6 – Selected Balance Sheet Data

(In thousands)	As of
	December 31,	September 30,	December 31,
	2017	2017	2016
Balance Sheet Data:
Loans, including loans held for sale	$8,883,456	$8,904,790	$8,936,879
Allowance for loan and lease losses	231,843	230,870	205,603
Money market and investment securities	2,095,177	1,963,633	2,091,196
Intangible assets	42,351	43,429	46,754
Deferred tax asset, net	294,809	299,751	281,657
Total assets	12,261,268	12,173,648	11,922,455
Deposits	9,022,631	8,765,891	8,831,205
Borrowings	1,223,635	1,423,639	1,186,187
Total preferred equity	36,104	36,104	36,104
Total common equity	1,853,608	1,828,557	1,784,529
Accumulated other comprehensive loss, net of tax	(20,615)	(10,910)	(34,390)
Total equity	1,869,097	1,853,751	1,786,243

Table 7 – Loan Portfolio

Composition of the loan portfolio including loans held for sale at period-end.

(In thousands)	As of
	December 31,	September 30,	December 31,
	2017	2017	2016

Residential mortgage loans	$3,290,957	$3,274,340	$3,296,031

Commercial loans:
Construction loans	111,397	129,460	124,951
Commercial mortgage loans	1,614,972	1,601,638	1,568,808
Commercial and Industrial loans	2,083,253	2,144,236	2,180,455
Commercial loans	3,809,622	3,875,334	3,874,214

Finance leases	257,462	246,084	233,335

Consumer loans	1,492,435	1,481,456	1,483,293
Loans held for investment	8,850,476	8,877,214	8,886,873
Loans held for sale	32,980	27,576	50,006
Total loans	$8,883,456	$8,904,790	$8,936,879

Table 8 – Loan Portfolio by Geography

(In thousands)	As of December 31, 2017
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,413,379	$282,738	$594,840	$3,290,957

Commercial loans:
Construction loans	41,511	43,314	26,572	111,397
Commercial mortgage loans	1,127,409	95,464	392,099	1,614,972
Commercial and Industrial loans	1,373,714	116,323	593,216	2,083,253
Commercial loans	2,542,634	255,101	1,011,887	3,809,622

Finance leases	257,462	-	-	257,462

Consumer loans	1,389,560	46,412	56,463	1,492,435
Loans held for investment	6,603,035	584,251	1,663,190	8,850,476

Loans held for sale	30,397	325	2,258	32,980
Total loans	$6,633,432	$584,576	$1,665,448	$8,883,456

(In thousands)	As of September 30, 2017
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,396,557	$284,467	$593,316	$3,274,340

Commercial loans:
Construction loans	51,107	44,011	34,342	129,460
Commercial mortgage loans	1,130,550	97,753	373,335	1,601,638
Commercial and Industrial loans	1,461,870	134,683	547,683	2,144,236
Commercial loans	2,643,527	276,447	955,360	3,875,334

Finance leases	246,084	-	-	246,084

Consumer loans	1,377,820	47,453	56,183	1,481,456
Loans held for investment	6,663,988	608,367	1,604,859	8,877,214

Loans held for sale	23,038	169	4,369	27,576
Total loans	$6,687,026	$608,536	$1,609,228	$8,904,790

(In thousands)	As of December 31, 2016
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,480,076	$314,915	$501,040	$3,296,031

Commercial loans:
Construction loans	42,753	44,687	37,511	124,951
Commercial mortgage loans	1,177,550	79,365	311,893	1,568,808
Commercial and Industrial loans	1,571,097	139,795	469,563	2,180,455
Commercial loans	2,791,400	263,847	818,967	3,874,214

Finance leases	233,335	-	-	233,335

Consumer loans	1,383,485	48,958	50,850	1,483,293
Loans held for investment	6,888,296	627,720	1,370,857	8,886,873

Loans held for sale	38,423	-	11,583	50,006
Total loans	$6,926,719	$627,720	$1,382,440	$8,936,879

Table 9 – Non-Performing Assets

	As of
(Dollars in thousands)	December 31,	September 30,	December 31,
	2017	2017	2016
Non-performing loans held for investment:
Residential mortgage	$178,291	$178,530	$160,867
Commercial mortgage	156,493	137,059	178,696
Commercial and Industrial	85,839	84,317	146,599
Construction	52,113	46,720	49,852
Consumer and Finance leases	16,818	26,506	24,080
Total non-performing loans held for investment	489,554	473,132	560,094

OREO	147,940	152,977	137,681
Other repossessed property	4,802	6,320	7,300
Other assets (1)	-	-	21,362
Total non-performing assets, excluding loans held for sale	$642,296	$632,429	$726,437

Non-performing loans held for sale	8,290	8,290	8,079
Total non-performing assets, including loans held for sale (2)	$650,586	$640,719	$734,516

Past-due loans 90 days and still accruing (3)	$160,725	$140,656	$135,808
Allowance for loan and lease losses	$231,843	$230,870	$205,603
Allowance to total non-performing loans held for investment (4)	47.36%	48.80%	36.71%
Allowance to total non-performing loans held for investment, excluding residential real estate loans (5)	74.48%	78.37%	51.50%

(1) Fair market value of bonds of the GDB and the Puerto Rico Public Buildings Authority prior to the sale completed during the second quarter of 2017.
(2) Purchased credit impaired loans of $158.2 million accounted for under ASC 310-30 as of December 31, 2017, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.
(3) Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of December 31, 2017 of approximately $29.3 million, primarily related to loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.
(4) The ratio of the allowance for loan and lease losses to non-performing loans held for investment, excluding the storm-related allowance, was 33.39% and 34.74% as of December 31, 2017 and September 30, 2017, respectively.
(5) The ratio of the allowance for loan and lease losses to non-performing loans held for investment excluding residential real estate and the storm-related allowance, was 52.52% and 55.80% as of
December 31, 2017 and September 30, 2017, respectively.

Table 10– Non-Performing Assets by Geography

	As of
(In thousands)	December 31,	September 30,	December 31,
	2017	2017	2016
Puerto Rico:
Non-performing loans held for investment:
Residential mortgage	$147,852	$148,984	$135,863
Commercial mortgage	128,232	124,450	167,241
Commercial and Industrial	79,809	78,235	141,916
Construction	14,506	9,297	10,227
Finance leases	1,237	1,888	1,335
Consumer	14,885	23,617	21,592
Total non-performing loans held for investment	386,521	386,471	478,174

OREO	140,063	145,005	128,395
Other repossessed property	4,723	6,161	7,217
Other assets (1)	-	-	21,362
Total non-performing assets, excluding loans held for sale	$531,307	$537,637	$635,148
Non-performing loans held for sale	8,290	8,290	8,079
Total non-performing assets, including loans held for sale (2)	$539,597	$545,927	$643,227
Past-due loans 90 days and still accruing (3)	$151,724	$135,194	$131,783

Virgin Islands:
Non-performing loans held for investment:
Residential mortgage	$22,110	$20,517	$19,860
Commercial mortgage	25,309	9,545	7,617
Commercial and Industrial	6,030	6,082	4,683
Construction	37,607	37,352	39,625
Consumer	281	609	452
Total non-performing loans held for investment	91,337	74,105	72,237

OREO	6,306	6,306	6,216
Other repossessed property	26	42	5
Total non-performing assets, excluding loans held for sale	$97,669	$80,453	$78,458
Non-performing loans held for sale	-	-	-
Total non-performing assets, including loans held for sale	$97,669	$80,453	$78,458
Past-due loans 90 days and still accruing	$9,001	$5,462	$2,133

United States:
Non-performing loans held for investment:
Residential mortgage	$8,329	$9,029	$5,144
Commercial mortgage	2,952	3,064	3,838
Construction	-	71	-
Consumer	415	392	701
Total non-performing loans held for investment	11,696	12,556	9,683

OREO	1,571	1,666	3,070
Other repossessed property	53	117	78
Total non-performing assets, excluding loans held for sale	$13,320	$14,339	$12,831
Non-performing loans held for sale	-	-	-
Total non-performing assets, including loans held for sale	$13,320	$14,339	$12,831
Past-due loans 90 days and still accruing	$-	$-	$1,892

(1) Fair market value of bonds of the GDB and the Puerto Rico Public Buildings Authority prior to the sale completed during the second quarter of 2017.
(2) Purchased credit impaired loans of $158.2 million accounted for under ASC 310-30 as of December 31, 2017, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.
(3) Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of December 31, 2017 of approximately $29.3 million, primarily related to loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.

Table 11 – Allowance for Loan and Lease Losses

	Quarter Ended						Year Ended
(Dollars in thousands)	December 31,		September 30,		December 31,		December 31,		December 31,
	2017		2017		2016		2017		2016

Allowance for loan and lease losses, beginning of period	$230,870		$173,485		$214,070		$205,603		$240,710
Provision for loan and lease losses	25,703	(1)	75,013	(2)	23,191	(3)	144,254	(7)	86,733	(3)
Net (charge-offs) recoveries of loans:
Residential mortgage	(5,341)		(6,856)		(5,487)		(25,749)		(30,680)
Commercial mortgage	(6,850)		(223)		(4,310)	(4)	(38,822)		(19,638)	(4)
Commercial and Industrial	(545)		(624)		(9,515)	(5)	(14,100)	(8)	(23,890)	(5)
Construction	(2,764)		(31)		(1,132)		(2,875)		(1,454)
Consumer and finance leases	(9,230)		(9,894)		(11,214)		(36,468)		(46,178)
Net charge-offs	(24,730)		(17,628)		(31,658)	(6)	(118,014)		(121,840)	(6)
Allowance for loan and lease losses, end of period	$231,843		$230,870		$205,603		$231,843		$205,603

Allowance for loan and lease losses to period end total loans held for investment (9)	2.62%		2.60%		2.31%		2.62%		2.31%
Net charge-offs (annualized) to average loans outstanding during the period	1.12%		0.80%		1.43%		1.33%		1.37%
Net charge-offs (annualized), excluding charge-offs of $10.7 million related to the sale of the PREPA credit line in the first quarter of 2017 and net charge-offs of
$4.6 million related to the sale of the $16.3 million pool of non-performing assets
in the fourth quarter of 2016, to average loans outstanding during the period	1.12%		0.80%		1.22%		1.21%		1.32%
Provision for loan and lease losses to net charge-offs during the period	1.04x		4.26x		0.73x		1.22x		0.71x
Provision for loan and lease losses to net charge-offs during the period, excluding impact of the storm-related provision in the fourth and third quarters of
2017, the impact of the sale of the PREPA credit line in the first quarter of 2017, and the sale of the $16.3 million pool of non-performing assets in
the fourth quarter of 2016	0.96x		0.48x		0.79x		0.69x		0.72x

(1) Includes a provision of $4.8 million associated with the impact of Hurricanes Irma and Maria.
(2) Includes a provision of $66.5 million associated with the impact of Hurricanes Irma and Maria.
(3) Includes a provision of $1.8 million associated with the sale of the $16.3 million pool of non-performing assets.
(4) Includes net charge-offs totaling $3.0 million associated with the sale of the $16.3 million pool of non-performing assets.
(5) Includes net charge-offs totaling $1.6 million associated with the sale of the $16.3 million pool of non-performing assets.
(6) Includes net charge-offs totaling $4.6 million associated with the sale of the $16.3 million pool of non-performing assets.
(7) Includes a provision of $71.3 million associated with the impact of Hurricanes Irma and Maria and a provision of $0.6 million associated with the sale of the PREPA credit line.
(8) Includes the charge-off of $10.7 million associated with the sale of the PREPA credit line.
(9) The ratio of allowance for loan and lease losses to total loans held for investment, excluding the storm-related allowance, was 1.85% as of both December 31, 2017 and September 30, 2017.

Table 12 – Net Charge-Offs to Average Loans

	Year Ended
	December 31,		December 31,		December 31,		December 31,		December 31,
	2017		2016		2015		2014		2013

Residential mortgage	0.79%		0.93%		0.55%		0.85%		4.77%	(12)

Commercial mortgage	2.42%		1.28%	(3)	3.12%	(6)	0.84%		3.44%	(13)

Commercial and Industrial	0.66%	(1)	1.11%	(4)	1.32%	(7)	2.27%	(10)	3.70%	(14)

Construction	2.05%		1.02%		1.42%	(8)	2.76%		15.11%	(15)

Consumer and finance leases	2.12%		2.63%		2.85%		3.46%		2.76%

Total loans	1.33%	(2)	1.37%	(5)	1.68%	(9)	1.84%	(11)	4.07%	(16)

(1) Includes the charge-off of $10.7 million associated with the sale of the PREPA credit line. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the sale of the PREPA credit line, was 0.16%.
(2) Includes the charge-off of $10.7 million associated with the sale of the PREPA credit line. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the sale of the PREPA credit line, was 1.21%.
(3) Includes net charge-offs totaling $3.0 million associated with the sale of the $16.3 million pool of non-performing assets in 2016. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the sale of the $16.3 million pool of non-performing assets, was 1.09%.
(4) Includes net charge-offs totaling $1.6 million associated with the sale of the $16.3 million pool of non-performing assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the sale of the $16.3 million pool of non-performing assets, was 1.04%.
(5) Includes net charge-offs totaling $4.6 million associated with the sale of the $16.3 million pool of non-performing assets. The ratio of total charge-offs to average loans, excluding charge-offs associated with the sale of the $16.3 million pool of non-performing assets, was 1.32%.
(6) Includes net charge-offs totaling $37.6 million associated with a bulk sale of assets. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 0.77%.
(7) Includes net charge-offs totaling $20.6 million associated with the bulk sale of assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 0.40%.
(8) Includes net charge-offs totaling $3.3 million associated with the bulk sale of assets. The ratio of construction net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was (0.52)%.
(9) Includes net charge-offs totaling $61.4 million associated with the bulk sale of assets. The ratio of total charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 1.01%.
(10) Includes net charge-offs totaling $6.9 million associated with an acquisition of mortgage loans from Doral Financial. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the acquisition of mortgage loans from Doral Financial, was 2.08%.
(11 Includes net charge-offs totaling $6.9 million associated with the acquisition of mortgage loans from Doral Financial. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the acquisition of mortgage loans from Doral Financial, was 1.77%.
(12) Includes net charge-offs totaling $99.0 million associated with a bulk sale of non-performing residential assets. The ratio of residential mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of non-performing residential assets in 2013, was 1.13%.
(13) Includes net charge-offs totaling $54.6 million associated with a bulk sale of adversely classified commercial assets and a transfer of loans to held for sale. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale, was 0.45%.
(14) Includes net charge-offs totaling $44.7 million associated with the bulk sale of adversely classified commercial assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets, was 2.15%.
(15) Includes net charge-offs totaling $34.2 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale. The ratio of construction loan net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales and the transfer of loans to held for sale, was 2.91%.
(16) Includes net charge-offs totaling $232.4 million associated with the bulk loan sales and the transfer of loans to held for sale. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales and the transfer of loans to held for sale, was 1.70%.

CONTACT:
First BanCorp.
John B. Pelling III, 787-729-8003
Investor Relations Officer
john.pelling@firstbankpr.com